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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Magellan Health Services, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001
www.MagellanHealth.com

April 9, 2012

Dear Shareholder:

        You are cordially invited to attend the 2012 annual meeting of shareholders of Magellan Health Services, Inc. to be held on Wednesday, May 16, 2012 at 8:30 a.m., local time, in the Northington Room of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, Connecticut 06001.

        This year, three (3) directors are nominated for election to our board of directors. At the meeting, shareholders will be asked to: (i) elect three (3) directors to serve until our 2015 annual meeting, (ii) approve, in an advisory vote, the compensation of our named executive officers; (iii) ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2012; and (iv) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at our annual meeting.

        It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date the enclosed proxy card and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in a brokerage account ("street name"), you will need to obtain a proxy form from the institution that holds your shares reflecting your stock ownership as of the record date, to be able to vote by ballot at the meeting.

        We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

        Registration and seating will begin at 8:00 a.m. Shareholders and their guests will be asked to sign-in and may be asked to present a valid picture identification. Shareholders holding stock in street name will need to obtain a proxy form from their broker or other institution that holds their shares to evidence their stock ownership as of the record date.

Sincerely,

René Lerer, M.D. Chairman and Chief Executive Officer

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001
www.MagellanHealth.com

Notice of Annual Meeting of Shareholders

TIME AND DATE	8:30 a.m., local time, on Wednesday, May 16, 2012
PLACE	The Northington Room of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, CT 06001
PURPOSE	(1)	To elect three (3) members of the board of directors to serve until our 2015 annual meeting;
	(2)	To approve, in an advisory vote, the compensation of our named executive officers;
	(3)	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year 2012; and
	(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
RECORD DATE	You can vote if you are a shareholder of record at the close of business on March 30, 2012.
PROXY VOTING
It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 16, 2012:

        Our proxy statement and form of proxy are enclosed along with our 2011 Annual Report to Shareholders. These materials are also available on our internet site at www.MagellanHealth.com/ar and www.MagellanHealth.com/proxy.

DANIEL N. GREGOIRE Secretary
Avon, Connecticut April 9, 2012

i

ii

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001

Proxy Statement for Annual Meeting of Shareholders
To Be Held May 16, 2012

INTRODUCTION

        This proxy statement is being furnished to shareholders of Magellan Health Services, Inc., a Delaware corporation (the "company" or "we" or "us"), in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on Wednesday, May 16, 2012, at 8:30 a.m., local time, in the Northington Room of the Avon Old Farms Hotel, Avon, Connecticut 06001, and any adjournment or postponement thereof. This proxy statement is dated April 9, 2012, and is first being mailed to shareholders along with the related form of proxy on or about April 9, 2012.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, shareholders will be asked to consider and vote upon three proposals: (i) to elect three (3) directors to serve until the 2015 annual meeting ("Proposal Number One"); (ii) to approve, in an advisory vote, the compensation of our named executive officers ("Proposal Number Two"); and (iii) to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year 2012 ("Proposal Number Three"). In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on March 30, 2012, the date our board of directors has fixed as the record date for determining holders of outstanding shares of our Ordinary Common Stock, par value $.01 per share ("shares" or "common stock"), who are entitled to notice of and to vote at the annual meeting, are entitled to vote at the meeting.

What constitutes a quorum and why is one required?

        The presence at the meeting, in person or by proxy, of shareholders representing a majority of the votes which all shareholders are entitled to cast on the election of directors or any other matter on the record date, will constitute a quorum. A quorum is the minimum number of shares required by law to be present or represented by proxy at the annual meeting for any action to be taken at the annual meeting. As of March 30, 2012, the approximate number of holders of record of our common stock was 322, and 27,312,812 shares of our common stock were issued and outstanding. The presence, in person or by proxy, of the holders of common stock representing at least 13,656,407 votes is required to establish a quorum.

        Under our by-laws, abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting and entitled to vote. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner of the shares, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. Under the rules of the U.S. Securities and Exchange Commission (the "SEC") and other rules applicable to brokers, brokerage firms holding shares on behalf of their clients do not have the authority to vote on discretionary matters, including Proposals Number One and Two. As a result, abstentions and broker non-votes will have the effect of a vote against Proposal Number Two but will not have any effect on Proposal Number One.

        A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum at the meeting.

How do I vote?

        If you are a registered shareholder on the record date and complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder on the record date and attend the meeting, you may deliver your completed proxy card in person. If your shares are held on the record date by a broker (held "in street name") and you wish to vote at the meeting in person or by proxy, you must obtain and follow directions from your broker as to how to have your shares voted or obtain a proxy form from your broker to evidence your ownership and voting rights. In all cases, your votes will be counted by tellers of our transfer agent. These tellers will canvass the shareholders present at the annual meeting, count their votes and count the votes represented by proxies presented.

        Unless your proxy specifies otherwise, proxies will be voted (a) FOR the election of the nominated directors in Proposal Number One; (b) FOR the compensation of our named executive officers in Proposal Number Two; (c) FOR the ratification of Ernst & Young LLP as our independent auditor for the fiscal year 2012 in Proposal Number Three; and (d) otherwise in the discretion of the proxy holders as to any other matter that may come before the annual meeting. We expect that our current executive officers and members of our board of directors will vote their shares (representing approximately 0.8% of the shares of common stock issued and outstanding as of March 30, 2012) in favor of election of the nominee directors in Proposal Number One, in favor of approval of our executive compensation in Proposal Number Two, and in favor of approval of ratification of our auditors for the fiscal year 2012 in Proposal Number Three, as presented in this proxy statement.

Can I change my vote?

        Any shareholder who has given a proxy has the power to revoke that proxy at any time before it is voted by either: (i) filing a written revocation or a duly executed proxy bearing a later date, by mail and received before the annual meeting, with Daniel N. Gregoire, our Secretary, at Magellan Health Services, Inc., 55 Nod Road, Avon, Connecticut 06001; (ii) appearing at the annual meeting and voting in person; or (iii) casting another vote in the same manner as the original vote was cast. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

What vote is required to approve each proposal?

        Election of Directors.    The affirmative vote of a plurality of the votes of the shares of common stock that are present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors, is required to elect the directors proposed in Proposal Number One.

        Compensation of Executive Officers.    Proposal Number Two is advisory in nature and is non-binding. The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter, is required to approve Proposal Number Two.

        Ratification of Independent Auditors.    The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter, is required to approve Proposal Number Three.

 Important Message About Voting Your Shares

        Recent changes in the SEC's rules and other applicable rules have changed how shares held in brokerage accounts are voted on several types of matters. If you do not vote your shares on Proposal Number One (election of directors) and Proposal Number Two (compensation of named executive officers), your brokerage firm can no longer vote them for you; your shares will remain unvoted. Therefore, it is very important that you vote your shares on all items, including the election of directors.

        We will post the results of the voting on our internet site at www.MagellanHealth.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 16, 2012.

        Under the rules of the SEC, we have chosen to deliver proxy materials to shareholders under the "full set delivery option," i.e. by providing paper copies of the company's full proxy statement and form of proxy for our annual meeting of shareholders to be held at 8:30 a.m., local time, on May 16, 2012, in the Northington Room of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, Connecticut 06001, and our 2011 Annual Report to Shareholders. These materials are also available on our internet site at www.MagellanHealth.com/ar and www.MagellanHealth.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

        The following table sets forth certain information as of March 30, 2012 (except as otherwise noted) with respect to any person known by the company to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	2,231,070	8.2
HealthCor Management, L.P.(3) 152 West 57th Street, 43rd Floor New York, NY 10019	2,130,500	7.8
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	1,817,386	6.7

(1)
The information regarding the beneficial ownership of common stock by each named entity is included in reliance on its reports filed with the SEC, except that the percentage of common stock beneficially owned is based upon the company's calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and on 27,312,812 shares of common stock issued and outstanding as of 3/30/12.

(2)
Based on information set forth in Amendment No. 2 to Schedule 13G filed on 2/10/12. BlackRock, Inc. is the parent holding company of the following investment adviser subsidiaries which exercise investment control over accounts that hold company shares: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, Black Rock Asset Management Canada Limited, BlackRock Asset Management Australia Limited,

  BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited.

(3)
Based on information set forth in Amendment No. 6 to Schedule 13G filed on 2/13/12. HealthCor Management, L.P. is an investment manager exercising investment control over its affiliated funds. The shares listed above are beneficially owned by HealthCor, L.P., HealthCor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. Also listed as having shared voting and dispositive power over such shares are HealthCor Offshore GP, LLC, HealthCor Group, LLC, HealthCor Hybrid Offshore GP, LLC, HealthCor Associates, LLC, HealthCor Capital, L.P., Arthur Cohen and Joseph Healey.

(4)
Based on information set forth in Amendment No. 1 to Schedule 13G filed on 2/9/12. The Vanguard Group, Inc. is the investment manager of collective trust accounts which hold company shares. Includes shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary.

How much stock do your executive officers and directors own?

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 30, 2012 (except as otherwise noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
René Lerer, M.D.	879,598	3.1
Mary F. Sammons	1,850	*
Eran Broshy	10,600	*
Michael P. Ressner	32,452	*
Michael Diament	32,452	*
Barry M. Smith	6,914	*
William J. McBride	32,452	*
Robert M. Le Blanc	26,733	*
William D. Forrest	19,170	*
Karen S. Rohan	75,013	*
Jonathan N. Rubin	192,170	*
Daniel N. Gregoire	109,855	*
Tina Blasi	35,281	*
All directors and executive officers as a group (16 persons)	1,627,067	5.7

*
Less than 1.0% of total outstanding.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the directors and executive officers.

(2)
Includes as beneficially owned stock options held by such individuals which are exercisable or vest within 60 days of 3/30/12, in accordance with SEC Rule 13d-3. The above ownership figures include the following stock options:

Name	Options Held
René Lerer, M.D	811,459
Mary F. Sammons	—
Eran Broshy	—
Michael P. Ressner	12,120
Michael Diament	12,120
Barry M. Smith	—
William J. McBride	12,120
Robert M. Le Blanc	12,120
William D. Forrest	5,451
Karen S. Rohan	69,331
Jonathan N. Rubin	183,577
Daniel N. Gregoire	105,302
Tina Blasi	32,606
All directors and executive officers as a group	1,417,117
(3)
The percentage of common stock beneficially owned is based upon 27,312,812 shares of common stock issued and outstanding as of the above date.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports that they file.

        Based on our review of the copies of such reports, or written representations from certain reporting persons that no reports on Form 3, 4 or 5 were required for those persons, we believe that all reports required by Section 16(a) to be filed by our current executive officers, directors and greater than 10% shareholders during 2011 were filed on a timely basis.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

        The business and affairs of the company are managed under the direction of the board of directors. The size of the board is currently fixed at nine (9) directors, divided into three groups of three directors each of whom serve for staggered three-year terms. The board has been structured in this fashion to provide stability in the composition of the board and to encourage a long-term outlook by the board to allow it to formulate and implement our business plan.

        Several provisions of the company's by-laws and the policies adopted by the board are designed to promote effective and independent governance of the company. Under the by-laws, the board is required to present to the shareholders nominees for election as director and to take other corporate actions to cause the composition of the board, and in particular its Audit and Management Compensation Committees, to meet all applicable independence requirements. As described under "Director Independence" below, the NASDAQ listing standards require the company's board to be comprised of a majority of independent directors. Additional independence requirements under

NASDAQ and SEC rules apply to the composition of the Audit and Management Compensation Committees. Our board also has a Nominating/Corporate Governance Committee to identify and recommend individuals to the board for nomination as members of the board and to review corporate governance principles which apply to the company. Our chief executive officer, Dr. Lerer, serves as our chairman of the board. If the chairman of the board is not considered independent under applicable rules, our by-laws provide for the designation of a lead director to fulfill various leadership functions on behalf of the non-employee directors for which the chairman of the board otherwise would be responsible. Due to Dr. Lerer's service as both chief executive officer and chairman of the board, he is not considered independent for these purposes and the lead director provisions of our by-laws are applicable, as described below. The board has also adopted corporate governance guidelines which address several issues with how the board functions; these guidelines are posted on the Corporate Governance section of our internet site at www.MagellanHealth.com.

        The board has combined the roles of chairman of the board and chief executive officer in Dr. Lerer because it believes that that structure enables the company to most effectively pursue its business strategy and plans, and allows Dr. Lerer to more effectively represent the company with its various constituents. The company's business strategy in recent years has been to expand beyond the managed behavioral healthcare business into other specialty managed healthcare fields, and combining the chairman and chief executive officer roles has allowed the chief executive officer to more effectively direct the company's efforts toward that objective. At the same time, the company's strong lead director role provides an effective means for the independent directors to exercise appropriate independent oversight of management. See "Lead Director" below.

Lead Director

        Mr. Le Blanc currently serves as the lead director of the board of directors. In that role, Mr. Le Blanc chairs the executive sessions of our independent outside (non-management) directors and meets regularly with the chairman of the board and chief executive officer regarding major corporate strategies and policies. As part of all regularly-scheduled meetings of the board, the outside directors meet in executive session, with Mr. Le Blanc chairing the meeting, to discuss pending board matters. At present, all of the directors except Dr. Lerer are independent outside directors.

        In addition, Mr. Le Blanc has been designated the lead director for purposes of receiving communications from interested parties and from shareholders. Mr. Le Blanc is considered independent under applicable independence standards. You may express your concerns to the independent directors by contacting the lead director through the communication channels set forth in the section entitled "Communications with Directors and Management" below.

Management of Risk

        The board believes that risk management oversight forms an integral part of formulating and carrying out its business strategy and plans for the company. Several risk management functions are assigned in the first instance to the Audit Committee, which oversees the company's internal audit function, the engagement of independent auditors, the design and results of the annual independent audit, the assessment of internal financial and other controls, and the risk management function of the company's legal and compliance staffs. However, the full board regularly considers risk management issues during its normal decision-making processes. In addition, the Management Compensation Committee has considered the risks arising out of the company's compensation policies and practices.

        The Audit Committee oversees an enterprise-wide risk management process which is coordinated by the company's internal auditors and includes the identification and evaluation of risks through interviews with key members of management. The Audit Committee is charged under its charter with reviewing the effectiveness of the company's processes for assessing and managing significant risks and reviewing the steps that management has taken to minimize those risks. It considers and reviews with management, the company's independent auditors and the head of the company's internal audit function the effectiveness of or weaknesses in the company's internal controls, including information systems and security, the overall control environment and accounting and financial controls. It reviews with the head of the company's internal audit function (independent of other members of senior management) and the independent auditors the coordination of their audit efforts to assure completeness of coverage of key business controls and risk areas, reduction of redundant efforts, and the effective use of audit resources. The Audit Committee also regularly reviews risk management matters with the company's general counsel.

Committees of the Board of Directors

        The board of directors has established an Audit Committee, a Management Compensation Committee and a Nominating/Corporate Governance Committee, each of which is comprised solely of independent directors. The standards for determining director independence are discussed under "Director Independence" below. The functions, responsibilities and members of each of the committees are also described below. Each committee operates under a charter which is available in the Corporate Governance section of our internet site at www.MagellanHealth.com.

        Audit Committee.    The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to our shareholders, the periodic financial reports filed with the SEC, the system of internal controls that management and the board of directors have established, and the audit process. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and has a written charter adopted by the board of directors which is available on our internet site at www.MagellanHealth.com. The Audit Committee has the power to conduct or authorize investigations into any matter within the scope of its responsibilities and has unrestricted access to management, the company's internal audit staff and current and former independent auditors and attorneys. The Audit Committee is responsible for selecting and engaging the independent auditors and the head of the company's internal audit functions, reviewing the scope and approach of the annual audit with the independent auditors, and pre-approving any audit and non-audit services to be performed by the independent auditors. The Audit Committee is also required to review and approve the company's "whistle blower" policies and procedures for employees to report fraud, accounting irregularities or other wrongdoing. It is authorized to retain independent counsel, accountants and others to assist it at the company's expense.

        The members of the Audit Committee are appointed annually by the board, and the Audit Committee must be composed of at least three directors, one of whom is appointed chairperson. The committee is required to meet at least five times per year, or more frequently as circumstances dictate. The current members of the Audit Committee are Michael Ressner (chairman), William McBride and Michael Diament. The board of directors has determined that each of Messrs. Ressner, McBride and Diament is independent for purposes of the NASDAQ listing standards. The board has determined that Mr. Ressner is an "audit committee financial expert," as defined by Item 407 of SEC Regulation S-K, and has financial sophistication, as required by NASDAQ listing standards. The board has determined that each of Messrs. McBride and Diament is financially literate. Each member of the Audit Committee also meets the additional independence requirements for audit committees under SEC Rule 10a-3.

        Management Compensation Committee.    The Management Compensation Committee is responsible for overseeing our management compensation philosophies, policies, programs and practices. It has a written charter adopted by the board of directors which is available in the Corporate Governance section of our internet site at www.MagellanHealth.com. The committee establishes our general compensation philosophy and oversees the development and implementation of compensation programs. It also reviews and approves the means used for applying corporate goals and setting performance objectives to be used in determining the compensation of our chief executive officer, other executive officers and other members of senior management. The committee also reviews and approves the compensation for the chief executive officer and the other executive officers designated in this proxy statement as Named Executive Officers. The current members of the Management Compensation Committee are Michael Diament (chairman), Barry Smith and William Forrest. The board of directors has determined that each of Messrs. Diament, Smith and Forrest is independent for purposes of the NASDAQ listing standards.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee identifies and recommends individuals to the board for nomination as members of the board and its committees, oversees the company's ongoing efforts to ensure high standards of corporate governance and periodically reviews and makes recommendations to the board concerning governance issues. In nominating candidates, the committee takes into consideration the factors that it deems appropriate, including those described in the Nominating/Corporate Governance Committee Charter, which is available in the Corporate Governance section of our internet site at www.MagellanHealth.com. As provided in the company's by-laws, candidates for election to the board may also be nominated by shareholders who meet certain requirements. The process which the Nominating/Corporate Governance Committee follows in selecting nominees is described under "Process for Selecting Nominees to the Board" below. The current members of the Nominating/Corporate Governance Committee are William McBride (chairman), Mary Sammons and Eran Broshy. The board of directors has determined that each of Mr. McBride, Ms. Sammons and Mr. Broshy is independent for purposes of the NASDAQ listing standards.

Number of Meetings and Attendance

        During 2011, the full board of directors held eight meetings, the Audit Committee held four meetings, the Management Compensation Committee held five meetings and the Nominating/Corporate Governance Committee held three meetings. Each of the incumbent directors attended at least 85% of all of the 2011 meetings of the board of directors and at least 80% of the 2011 meetings of the Audit, Management Compensation and Nominating/Corporate Governance Committees of which they were a member.

        While the board does not have a written policy regarding board member attendance at annual shareholder meetings, all members are encouraged to attend, and the decision to recommend an incumbent board member for re-nomination takes into account, among other criteria, the number of meetings attended and level of participation. All of the directors then serving attended the 2011 annual meeting of shareholders.

 Directors' Compensation

        The following table sets forth, for the year ended December 31, 2011, the compensation paid by the company to its non-executive directors. The company does not pay any compensation in their capacity as directors to any directors who are also executive officers of the company. During 2011, Dr. Lerer served as both an executive officer and a director of the company.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
	($)	($)	($)
Mary F. Sammons	43,104	101,713	144,817
Eran Broshy	73,000	125,045	198,045
Michael P. Ressner	102,000	125,045	227,045
Michael S. Diament	119,000	125,045	244,045
Barry M. Smith	60,500	125,045	185,545
William J. McBride	105,500	125,045	230,545
Robert M. Le Blanc	85,500	125,045	210,545
William D. Forrest	74,500	125,045	199,545
Nancy L. Johnson(2)	19,500	—	19,500

(1)
For all directors other than Ms. Sammons, the amounts shown in this column for the directors represent the grant date fair values of restricted share awards calculated in accordance with FASB ASC Topic 718 on the basis of the number of shares awarded (2,414 for each of the directors) multiplied by the closing price of the company's stock on the day of the award, 5/18/11 ($51.80). For Ms. Sammons, the amount shown represents the grant date fair value of a restricted share award calculated based on the number of shares awarded (1,850) multiplied by the closing price of the company's stock on the date of the award, 7/25/11 ($54.98). These figures differ from the $125,000 values of stock awards contemplated by company policy due to rounding to the nearest whole share. Each of these restricted shares remained held by each director as of December 30, 2011.

(2)
Ms. Johnson resigned as a director effective 05/20/11.

        Annual Board Fees.    In return for their services to the company as directors, the individuals who serve as members of the board of directors receive the fees listed below; provided that no compensation is paid to those members who are also serving as employees of the company:

Type of Fee	Committee	2011 Fee
Annual Retainer—all non-employee directors	N/A	$50,000
Committee Chair	Audit	20,000
	Compensation	20,000
	Nominating/Corporate Governance	10,000
Committee Member	Audit	15,000
	Compensation	10,000
	Nominating/Corporate Governance	10,000
Lead Director	N/A	20,000
Per meeting of the full board, attendance in person	N/A	2,000
Per meeting of the full board, attendance by telephone	N/A	1,000
Per committee meeting,	Audit	1,500
attendance in person	Compensation
	Nominating/Corporate Governance
	Special Committees
Per committee meeting,	Audit	1,000
attendance by telephone	Compensation
	Nominating/Corporate Governance
	Special Committees

        Equity Compensation.    For their services in 2011, independent directors serving as of the date of the 2011 annual meeting received awards of restricted shares under the 2011 Management Incentive Plan ("2011 MIP") with an aggregate fair market value at that time equal to $125,000, as measured by the closing price of the company's stock on that date. Directors whose service commences after the date of an annual meeting are eligible to receive an award with a lesser aggregate fair market value as determined by the board. The restricted shares vest after a one-year restriction period.

        Under the Company's Director Share Ownership Policy, directors are required to maintain a minimum share ownership position equal in value to five times the annual retainer fee applicable to board members generally. For 2011, this annual retainer fee was $50,000, and directors were required to hold shares with an aggregate fair market value equal to no less than $250,000. In order to meet this requirement, directors are permitted to accumulate shares over time through regular grants as described above. However, directors are not allowed to sell any shares unless they will retain share ownership with an aggregate fair market value equal to or greater than the required amount. Currently, all directors meet this requirement.

        The Management Compensation Committee has the responsibility of reviewing the schedule of fees payable to directors and the design of the company's compensation of directors. Following its review of these issues, its recommendations are forwarded to the board for approval. The committee decided not to recommend any change to the schedule of fees for 2012, which has remained unchanged since 2008.

 Process for Selecting Nominees to the Board

        The Nominating/Corporate Governance Committee is responsible for, among other things, identifying, evaluating and recommending to the board and shareholders candidates for election as members of the board. The board has adopted for application by the committee in selecting candidates Corporate Governance Guidelines and a Policy for Selecting Nominees for Election as Directors, which are available in the Corporate Governance section of the company's internet site at www.MagellanHealth.com. Shareholders may participate in the nomination of directors by two methods: by recommending individual nominees for consideration for selection as nominees by the board of directors or by directly nominating an individual to be voted on by shareholders for election as a director. For further information on the nomination of directors directly by shareholders, see "Direct Shareholder Nominations" below. The Nominating/Corporate Governance Committee will evaluate and make recommendations to the board regarding individuals properly presented by shareholders as candidates for nomination by the board.

        In general, no specific search effort must be completed to fill a director position, but the Nominating Committee may in its discretion conduct a search. In the case of a vacancy in a director position, the committee recommends to the board an individual to fill that vacancy either through appointment by the board or through election by the shareholders. The committee may retain a search firm to assist it in identifying and evaluating candidates. The Policy for Selecting Nominees for Election as Directors provides that, in nominating candidates, the committee may take into consideration the factors that it considers appropriate. The factors listed in the Policy include the candidates' personal qualities and characteristics; accomplishments and reputation in the business community; the candidate's current knowledge and contacts in the communities in which the company does business and in the company's industry; the candidate's experience with business and other organizations of comparable size; the candidate's ability and willingness to commit adequate time to board and committee matters; the candidate's ability to complement the skills of the other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company; and diversity of viewpoints, background, experience and other demographics. The Nominating/Corporate Governance Committee has maintained diversity in business experience and viewpoints among board members by selecting individuals as nominees who have backgrounds in and outside of the managed healthcare industry, in finance and accounting and in government service. The board believes that by its selection of nominees it has promoted diversity in its membership in a way which has effectively served the company and its strategic goals.

        The Nominating/Corporate Governance Committee may consider candidates proposed by management, but it is not required to do so. The committee conducts appropriate inquiries into the background and qualifications of possible candidates. With respect to incumbent directors, the Nominating/Corporate Governance Committee reviews the director's overall service to the company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any circumstances that have presented or are expected to present a conflict of interest with the company.

        In cases where members of the Nominating/Corporate Governance Committee are subject to re-election at the next annual meeting, those directors exclude themselves from any committee discussion or action on their nomination. Mr. Broshy and Ms. Sammons did not participate in the nomination process for him- or herself.

        The Nominating/Corporate Governance Committee also develops and recommends to the board standards to be applied in making determinations as to the absence of any material relationship between the company and a director and as to a director being otherwise considered independent under the NASDAQ rules.

        The Nominating/Corporate Governance Committee also identifies board members qualified to fill vacancies on any committee of the board (including the Nominating/Corporate Governance Committee) and recommends the appointment of members to fill those vacancies. In nominating a candidate for committee membership, the Nominating/Corporate Governance Committee takes into consideration the factors set forth in the charter of the committee, if any, and any other factors it deems appropriate.

        Dr. Lerer and Mr. Broshy were nominated for re-election and Ms. Sammons was nominated for election as directors at the annual meeting through the process described above.

  Shareholder Recommendations

        Shareholders who wish to recommend an individual for consideration by the Nominating/Corporate Governance Committee as a prospective nominee for election to the board may do so by writing to our corporate secretary at 55 Nod Road, Avon, CT 06001, along with whatever supporting material the shareholder considers appropriate. All such shareholder-recommended candidates should satisfy the following criteria established by the Nominating/Corporate Governance Committee for its nominees for board membership:

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  The candidate should be an individual of accomplishment in his or her career.

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  The candidate should be able in carrying out his or her responsibilities as a director to make independent business judgments in an analytical manner and should exhibit practical wisdom and mature judgment.

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  The candidate should possess the highest personal and professional ethics, integrity and values, and should be committed to promoting the long-term interests of the company's shareholders, free of any relationship that may on a regular basis create a conflict of interest between his or her directorial role and personal or associative interests.

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  The candidate should have expertise and experience in an area pertinent to the company's business, and have the time to and, by personality, be capable of effectively providing advice and guidance to management of the company based on that expertise and experience.

        In order for shareholder-recommended candidates to be considered in an orderly manner, generally, names and other supporting materials should be submitted not later than six months prior to the anniversary of the mailing date of the Company's most recent past annual meeting proxy statement, which will be October 9, 2012 for the 2013 annual meeting. Materials in support of a shareholder-recommended candidate should include:

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  All information about the candidate that is required to be disclosed in solicitations of proxies for election of directors or otherwise required under Regulation 14A under the Exchange Act, including a written consent to being named in the board's proxy statement as a nominee and to serving as a director if elected.

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  An indication of whether the candidate qualifies as "independent" under the NASDAQ listing standards, including the additional requirements relating to service on the Audit Committee.

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  The name and address of the recommending shareholder, as they appear on the company's books, and of any beneficial owner on whose behalf the recommendation is made.

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  The class and number of shares of the company's stock that are beneficially owned and held of record by such shareholder or beneficially owned by such beneficial owner.

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  Information regarding whether the recommending shareholder, beneficial owner or candidate or their affiliates have any plans or proposals for the company, including for any extraordinary transaction.

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  Whether the recommending shareholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the company or to further personal interests or special interests not shared by stockholders at large.

  Direct Shareholder Nominations

        In order to provide for the orderly consideration by shareholders of all nominees to be presented for election as directors by vote of the shareholders, our by-laws require that certain advance notice be given to the company of a nomination made by a shareholder. No shareholder provided the requisite notice for presentation of a nominee to be voted on at the upcoming annual meeting. To nominate an individual to be voted on for election as a director at a future shareholder meeting, notice of the nomination must be given in writing to our corporate secretary at 55 Nod Road, Avon, CT 06001 by a shareholder entitled to notice of and to vote at the meeting. To be effective, the nomination must be received not later than 90 days prior to the anniversary date of the previous year's annual meeting, provided that if the date of the annual meeting is more than 30 days before or after the anniversary date of the previous annual meeting, the nomination must be received within 15 days after the public announcement by the company of the date of the annual meeting. The nomination must contain the following information to the extent known by the shareholder:

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  The name, age, business address, and residence address of the proposed nominee(s) and of the notifying shareholder.

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  The principal occupation of the proposed nominee.

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  A representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

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  The class and total number of shares of capital stock and other company securities that are beneficially owned by the notifying shareholder and by the proposed nominee and, if such securities are not owned solely and directly by the notifying shareholder or the proposed nominee, the manner of beneficial ownership.

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  A description of all arrangements or understandings between the notifying shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the notifying shareholder.

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  Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act had the nominee been nominated by the board.

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  The consent of the nominee to serve as a director of the company if so elected.

        The company may request any proposed nominee to furnish such other information as may reasonably be required by the company to determine the qualifications of the proposed nominee to serve as a director of the company. Within 15 days after receipt by the secretary of a shareholder notice of nomination, the board must instruct the secretary to advise the notifying shareholder of any deficiencies in the notice. The notifying shareholder must cure the deficiencies within 15 days of receipt of such notice.

        Nominations that are not in compliance with the by-laws will not be given effect.

Director Independence

        NASDAQ listing standards require that a majority of the company's board of directors be classified as independent directors. Under NASDAQ rules, no director qualifies as independent unless the director is not an officer or employee of the company and was not employed by the company during the preceding three years, and the board determines that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For various corporate governance purposes, including the composition of the Nominating/Corporate Governance Committee and the Management Compensation Committee, we have separately adopted a standard for determining when a director is independent which is identical to the NASDAQ standard. This standard is set forth below. In addition, the charters of the committees of the board may contain additional considerations which bear on a determination that their members are independent for purposes of service on those committees.

        Our Nominating/Corporate Governance Committee as one of its key functions periodically monitors and reviews the independence status of the directors. At its meeting held on February 22, 2012, the committee reported to the full board on its review of director independence. As part of receiving the committee report, the board reviewed and considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries, including those reported under "Executive Officers—Certain Relationships and Related Party Transactions" below. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. In making this determination, the board applied the following NASDAQ standards, in addition to considering any other relevant facts and circumstances:

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  A director who is, or at any time during the past three years was, employed by the company, is not considered independent.

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  A director who accepted or who has a family member who accepted any payments from the company in excess of $120,000 during any period of twelve consecutive months within the three preceding years, except compensation for board or committee service, compensation paid to a family member who is an employee (other than an executive officer) of the company, and benefits under a tax-qualified retirement plan or non-discretionary compensation, is not considered independent.

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  A director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer, is not considered independent.

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  A director who is, or has a family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising from investments in the company's securities and payments under non-discretionary charitable contribution matching programs, is not considered independent.

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  A director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity, is not considered independent.

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  A director who is, or has a family member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years, is not considered independent.

        The NASDAQ standards impose additional independence and qualification standards on the members of our Audit Committee. Under these standards, each committee member, in addition to meeting the definition of independence applicable to all non-employee directors, is prohibited from accepting directly or indirectly any consulting, advisory or other compensatory fee from the company or from being an affiliated person of the company, and must not have participated in the preparation of the company's financial statements at any time during the past three years.

        Under the standards set forth above, the board determined that all of its members, including each of the members of our Audit Committee, Management Compensation Committee and Nominating/ Corporate Governance Committee, are independent as of the date of this proxy statement, except Dr. Lerer (our chief executive officer).

        With respect to Mr. Diament, the board considered whether his independence was affected by the fact that his brother and sister-in-law act as participating providers under contracts with the company's behavioral health subsidiary. However, in view of the fact that those individuals participate on standard economic terms as other providers, that the amount of their fees derived from the company was not material, and that the services provided by them represent bona fide services, the board determined that Mr. Diament's independence was not affected. The board also considered whether the independence of Mr. McBride was affected by the agreements and relationships that the company had during 2011 with AmeriGroup Corporation described below under "Executive Officers—Certain Relationships and Related Party Transactions." However, in view of his position with that company, the relative size of the transaction in relation to the company and AmeriGroup, and the lack of involvement of Mr. McBride in those agreements, the committee reported to the full board, and the board determined, that his independence was not affected by those matters.

Compensation Committee Interlocks and Insider Participation

        The Management Compensation Committee currently consists of Messrs. Michael Diament (chairman), Barry Smith and William Forrest, each a non-employee director.

        None of the members of the Management Compensation Committee was an officer or employee of the company during 2011 or was formerly an officer of the company. None of the company's executive officers serves as a member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers who serves on the company's board or on the Management Compensation Committee, and none of the company's executive officers serve as a director of another entity one of whose executive officers serve on the Management Compensation Committee.

Review of Related Person Transactions

        The board has adopted a Related Person Transaction Policy, the purpose of which is to address the reporting, review and approval or ratification of transactions with related persons. As a general matter, the company seeks to avoid related person transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other than the company's best interests. However, the company recognizes that in some circumstances transactions between the company and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the company, or that is not inconsistent with the best interests of the company and where it is not efficient to pursue an alternative transaction. A copy of the policy is available in the Corporate Governance section of our internet site at www.MagellanHealth.com.

        The policy applies to the following persons:

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  each director and executive officer of the company;

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  any nominee for election as a director of the company;

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  any security holder who is known to the company to own of record or beneficially more than five percent of any class of the company's voting securities; and

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  any immediate family member of any of the above persons.

        For purposes of the policy, a related person transaction means any transaction or arrangement or series of transactions or arrangements in which the company participates (whether or not the company is a party) and a related person has a direct or indirect interest that is material to the related person. A related person's interest in a transaction or arrangement will be presumed material to that person unless it is clearly incidental in nature or has been determined in accordance with the policy to be immaterial in nature such that further review is not warranted. The policy lists several types of transactions or arrangements that are not considered related person transactions for purposes of the policy, some of which include the following:

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  use of property, equipment or other assets owned or provided by the company, including aircraft, vehicles, housing and computer or telephonic equipment, by a related person primarily for company business purposes, if such use is subject to other policies of the company regarding such use;

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  reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement in accordance with the company's policies and practices; and

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  compensation arrangements for employees and consultants for their services as such that have been approved by the Management Compensation Committee, other than certain perquisites.

        Under the policy, except as otherwise provided, any director, nominee for director or executive officer who intends to enter into a related person transaction must disclose that intention and all material facts with respect to the transaction to the Audit Committee. Also, any officer or employee who intends to cause the company to enter into any related person transaction must disclose that intention and all material facts with respect to the transaction to his or her superior, who is responsible for seeing that that information is reported to the Audit Committee. As part of disclosing the material facts with respect to the transaction, the person proposing the transaction must provide specific details about his or her interest in the transaction, a description of the connection that person has with the transaction, the business justification for the transaction and other specific details. The Audit Committee must then review the related person transaction and approve the transaction before the transaction will be given effect. If the company in error enters into a related person transaction without pre-approval by the committee, the transaction must promptly upon discovery be presented to the Audit Committee for its review. The committee then will make a recommendation whether undoing or modifying the transaction is appropriate and whether any disciplinary action or changes in the company's controls and procedures should be made.

        The Audit Committee may delegate its authority to review, approve or ratify related person transactions or categories of transactions, other than those involving a member of the committee, to the chairman of the committee where action is warranted between scheduled committee meetings. Any determination made under delegated authority must be presented to the full Audit Committee for review by the next regular meeting of the committee.

        In approving or ratifying a related person transaction, the Audit Committee will consider under the relevant facts and circumstances whether the transaction is in, or is not inconsistent with, the best interests of the company, including the following factors:

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  the position within or the relationship of the related person with the company;

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  the materiality of the transaction to the related person and the company;

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  the business purpose for and reasonableness of the transaction, taken in the context of alternatives available to the company;

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  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the company offers generally to persons who are not related;

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  whether the transaction is in the ordinary course of the company's business and was proposed and considered in the ordinary course of business; and

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  the effect of the transaction on the company's business and operations.

        The policy may be changed at any time by the board.

        For a description of certain arrangements between the company and related parties, see "Executive Officers—Certain Relationships and Related Party Transactions" below.

Codes of Ethics

        The board has adopted a Code of Ethics for Directors, covering directors only, and a Code of Ethics for Covered Officers, covering senior executives and individuals reporting directly to the chief executive officer and finance department employees at a vice president level or above. In addition, the company has adopted a Corporate Compliance Handbook covering all employees. The codes and the handbook provide a framework for a comprehensive ethics and compliance process designed to ensure that we conduct our business in a legal and ethical manner. All covered persons are expected to understand and comply with the policies and obligations described in the codes and the handbook.

        The Code of Ethics for Directors deals with conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws, insider trading and personal loans to executive officers and directors. The Code of Ethics for Covered Officers deals with good faith and fair dealing in all negotiations and transactions, actual and apparent conflicts of interest, responsible use and protection of company assets, disclosures filed with the SEC or otherwise communicated to the public, compliance with laws, prompt reporting of violations of the code of ethics and other applicable policies, and accountability with respect to compliance with the code of ethics.

        The handbook, among other things, contains a whistleblower policy that sets forth steps an employee should take if he or she has a question about a legal or ethical issue related to his or her job or the company, and prohibits retribution against any person raising an issue.

        The company will provide to any person without charge, upon request, copies of its Code of Ethics for Directors, Code of Ethics for Covered Officers and Corporate Compliance Handbook for all employees. Any such request should be made in writing to the Investor Relations Department, Magellan Health Services, Inc., 55 Nod Road, Avon, CT 06001. The Code of Ethics for Directors and Code of Ethics for Covered Officers are also available in the Corporate Governance section of our internet site at www.MagellanHealth.com. The company intends to disclose any future material amendments to the provisions of the codes of ethics and material waivers from such codes of ethics, if any, made with respect to any of its directors and executive officers on its internet site.

Disclosure Controls and Procedures

        We have adopted disclosure controls and procedures that are designed to ensure that all public disclosures are accurate, complete and timely. We have also created a disclosure committee, which is responsible for ensuring our compliance with the disclosure controls and procedures and for the evaluation of those procedures. If you become aware that our public disclosures are not accurate, complete or timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter as soon as practicable to our corporate secretary at 55 Nod Road, Avon, Connecticut 06001.

 Communications with Directors and Management

        We have several communications channels established for employees, shareholders and other interested parties to communicate with our management and/or our board of directors or committees thereof.

        Member and Provider Communications:    Our members and providers have specific mechanisms for contacting us regarding such matters as benefits, claims or other administrative matters. Member and provider contact information is available on our internet site at www.MagellanHealth.com. Although our employees and members of management address most of these matters, significant issues are brought to the attention of senior management and, in certain cases, the board of directors.

        Investor Relations:    We maintain an investor relations department that is responsible for communicating with current or prospective shareholders and addressing any issues raised by them. The contact information for our investor relations department is as follows:

    E-mail: ir@MagellanHealth.com

    Post Office Address:
    Investor Relations Department
    Magellan Health Services, Inc.
    55 Nod Road
    Avon, CT 06001
     Telephone: (877) 645-6464

        Lead Director:    You may communicate with Mr. Le Blanc, our lead director, through the following channels:

    E-mail: leaddirector@MagellanHealth.com.

    Post Office Address:
    Communications with Lead Director
    c/o Magellan Health Services, Inc.
    55 Nod Road
    Avon, CT 06001

        You may communicate with the board of directors as a group through the lead director.

        All communications to the lead director will be treated confidentially. Communications should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up.

        These communications will initially be received by a designee of the lead director who will log, track and summarize the matters raised in the communication. After consideration of the communication by the lead director, he may direct that such communications be presented to the full board of directors, the non-management directors, one or more board committees or management and may direct that matters raised in the communications be investigated by outside advisors or counsel or by management.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

        Our certificate of incorporation provides for a board of directors divided into three groups, each group having a different three-year term of office expiring at the annual meeting of shareholders in the relevant year. Directors are elected for a term of three years except in the case of elections to fill vacancies or newly created directorships. The board of directors currently consists of nine (9) persons: René Lerer, M.D., Mary F. Sammons, Eran Broshy, Michael P. Ressner, Michael S. Diament, Barry M. Smith, William J. McBride, Robert M. LeBlanc and William D. Forrest.

        The board of directors proposes that René Lerer, M.D., Mary F. Sammons and Eran Broshy, who are currently serving as directors, be elected to serve for a term of three (3) years and until the election and qualification of his or her successor. Dr. Lerer and Mr. Broshy were last elected as directors in 2009 and Ms. Sammons was appointed a director in July 2011. Proxies in the accompanying form, if properly signed and notarized, will be voted FOR the election of René Lerer, M.D., Mary F. Sammons and Eran Broshy as directors unless marked WITHHOLD AUTHORITY. Each nominee has indicated his or her willingness to serve on the board, if elected, and the board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee will be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
THE NOMINEES IN PROPOSAL NUMBER ONE.

        Michael P. Ressner, Michael S. Diament and Barry M. Smith serve as directors whose terms expire in 2013. William J. McBride, Robert M. Le Blanc and William D. Forrest serve as directors whose terms expire in 2014. These directors are not standing for re-election because their terms of office as directors extend past the annual meeting.

Certain Information Regarding Our Directors and Executive Officers

        The following table lists the age and committee membership as of the date of this proxy statement of each director who is a nominee for election as a director at the annual meeting and each director whose term of office continues past the annual meeting. Descriptions of each director's business experience during the past five years are set forth in the next section, entitled "Directors" below.

NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2015

Name	Age	Committee Membership
René Lerer, M.D	56	—
Mary F. Sammons	65	Nominating/Corporate Governance
Eran Broshy	53	Nominating/Corporate Governance

DIRECTORS WHOSE TERMS EXPIRE IN 2013

Name	Age	Committee Membership
Michael P. Ressner	63	Audit (Chair)
Michael S. Diament	43	Management Compensation (Chair), Audit
Barry M. Smith	58	Management Compensation

DIRECTORS WHOSE TERMS EXPIRE IN 2014

Name	Age	Committee Membership
William J. McBride	67	Nominating/Corporate Governance (Chair), Audit
Robert M. Le Blanc	45	Lead Director
William D. Forrest	51	Management Compensation

Directors

        Under the company's certificate of incorporation and by-laws, the number of directors is currently fixed at nine (9). The company's by-laws require a majority of directors to be independent in accordance with NASDAQ's listing standards. Upon the recommendation and with the assistance of the Nominating/Corporate Governance Committee, the board of directors has determined that except for Dr. Lerer, who is the company's chief executive officer, all directors who are currently serving are independent, as that term is defined by the NASDAQ listing standards. For a discussion of these independence standards see "Corporate Governance and Related Matters—Director Independence" above.

  Nominees for Election for Terms Expiring in 2015

        René Lerer, M.D. was appointed president and chief executive officer of the company as of February 19, 2008. He was also appointed chairman of the board on February 25, 2009. Prior to being appointed president and chief executive officer, he served as president and chief operating officer of the company from October 2003 and as chief operating officer of the company from January 2003. Dr. Lerer was first appointed to the board in 2004. Prior to joining the company, Dr. Lerer co-founded Internet HealthCare Group ("IHCG"), an early-stage healthcare technology venture fund, and served as its president from 1999 to 2002. Prior to IHCG, Dr. Lerer was employed by Prudential Healthcare, Inc. as its chief operating officer from 1997 to 1999. Prior thereto, Dr. Lerer was employed by Value Health, Inc., a New York Stock Exchange-listed specialty managed healthcare company, and served as senior vice president—operations of its pharmacy and disease management group from 1995 to 1997. Prior thereto, Dr. Lerer was employed by Value Health Sciences as senior vice president of corporate development from 1992 to 1994. Dr. Lerer is a member of the board of directors of IHCG, a private employee benefits service company. Within the previous five years he served on the board of directors of Digital Insurance, a private employee benefits service company. Dr. Lerer also serves on the board of HIAS, a U.S.-based international resettlement organization serving refugees in the U.S., and on the Board of Regents for Higher Education for Connecticut State Colleges and University. Dr. Lerer was nominated for re-election as a director due to his success in serving as the company's president and chief executive officer since 2008 and as president and chief operating officer since 2003, as well as his favorable record serving as a director since 2004.

        Mary F. Sammons was first appointed to the board in July 2011. She currently serves as the chairman of the board of Rite Aid Corporation ("Rite Aid") and has served on the board of directors of Rite Aid since 1999. From 2003 until 2010, Ms. Sammons served as the chief executive officer of Rite Aid, and from 1999 to 2008 served as the president of Rite Aid. Between 1985 and 1999, Ms. Sammons held a number of senior level positions with Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. and later The Kroger Company, including president and chief executive officer. Ms. Sammons is a member of the board of the National Association of Chain Drug Stores, a trade association, a member of the board of directors of StanCorp Financial Group, Inc., a New York Stock Exchange listed insurance and financial services company, and serves as the president of the Rite Aid Foundation. Within the previous five years she served on the board of directors of First Horizon National Corporation, a bank holding company. Ms. Sammons was appointed to the company's board in July 2011 due to her long experience in the healthcare industry and the pharmacy business in particular.

        Eran Broshy was first appointed to the board in February 2009. He currently serves as a senior adviser to Providence Equity LLC, a private equity fund. He previously served as the chief executive officer and chairman of the board of inVentiv Health, Inc., a privately held (and until August 2010 a NASDAQ-listed) company that delivers a broad range of customized clinical, communications, commercial and patient outcome solutions to pharmaceutical and life sciences companies. Prior to joining inVentiv, he served as a partner responsible for the healthcare practice of The Boston Consulting Group ("BCG") across the Americas. During his career at BCG from 1984 to 1998, Mr. Broshy consulted widely with senior executives from a number of the major global pharmaceutical manufacturers, managed care organizations and academic medical centers, and advised on a range of strategic, organizational and operational issues. He also served as president and chief executive officer of Coelacanth Corporation, a privately-held biotechnology company. Mr. Broshy currently serves on the board of directors of Virtual Radiologic Corporation, a private teleradiology company, ikaSystems Corporation, a private software and application service provider company, and HeartFlow, a cardiovascular diagnostics company. Within the previous five years he also served on the board of directors of inVentiv Health, Inc., Neurogen Corporation, a NASDAQ-listed biotechnology company, Correlagen Diagnostics, Inc., a private genetic testing company, and Union Street Acquisition Corp., a blank check company. He also serves on the Simon Wiesenthal Center's New York Executive Board and is the Dean of the Massachusetts Institute of Technology's Science Advisory Council. Mr. Broshy was nominated for re-election as a director due to his experience in the healthcare industry in general and the managed healthcare industry in particular.

  Directors Whose Terms Expire in 2013

        Michael P. Ressner was initially appointed to the board in 2004. He retired from Nortel Networks, where between 1981 and 2003 he was a senior executive with functional responsibilities that spanned the areas of finance and general management including vice president-finance. Mr. Ressner was an adjunct professor of finance and accounting at the North Carolina State University College of Management between 2003 and 2005. He now sits on the advisory board of the Enterprise Risk Management Institute at North Carolina State University. Mr. Ressner currently serves on the board of directors of Exide Technologies, a NASDAQ-listed stored electrical energy solution company, and within the previous five years served on the boards of Entrust, Inc., a publicly-traded information security company, Tekelec, a NASDAQ-listed provider of network signaling systems, and Arsenal Digital Solutions, a private data storage services company. As a member of the Executive Service Corps, Mr. Ressner participates in assignments that focus on providing financial management and governance consultancy to not-for-profit organizations in the Raleigh/Durham/ Chapel Hill area. Mr. Ressner was last nominated for re-election in 2010 as a director due to his financial and accounting experience, and his favorable record serving as a director since 2004.

        Michael S. Diament was first appointed to the board in 2004. He formerly served as portfolio manager and director of bankruptcies and restructurings from January 2001 to February 2006 for Q Investments, an investment management firm. From February 2000 until January 2001, Mr. Diament was a senior analyst for Sandell Asset Management, an investment management firm, and served as vice president of Havens Advisors, an investment management firm, from July 1998 to January 2000. He currently serves on the board of directors of Mark IV Industries, Inc., a privately-held manufacturer of engine technology solutions, and within the previous five years he served on the boards of directors of Journal Register Company, a privately-held multi-platform local news and information company, and J.L. French Automotive Castings, Inc., a privately-held auto parts company. Mr. Diament was last nominated for re-election in 2010 as a director due to his financial sophistication and his favorable record serving as a director since 2004.

        Barry M. Smith was elected to the board in 2011. He is the founder and Chairman of Bon Travay, S.A., a charitable organization dedicated to healthcare and educational efforts in Third World countries. Prior to founding Bon Travay, he founded and served as Chairman, President and CEO of

VistaCare, Inc., a national provider of hospice services, from 1996 to 2003. Earlier in his career, Mr. Smith served as Chairman and CEO of Value Rx, Inc., then one of the country's largest pharmacy benefit management companies, and, prior to that, served as Vice President of Operations for PCS Health Systems, also a pharmacy benefit management firm. Mr. Smith served as the President of the Dallas, Texas Mission of The Church of Jesus Christ of Latter-Day-Saints from 2008 to 2011. Mr. Smith serves as Chairman and Chief Executive Officer of investment management firms B&J Associates, Inc. and B&J Smith Investments, LLC. He previously served as the Chairman of Keystone National Group, a private equity fund. Within the past five years Mr. Smith served on our board of directors and on the board of directors of Inpatient Consultants, Inc., the nation's largest provider of hospital services delivering patient care in acute care hospitals. Mr. Smith was nominated for election in 2011 due to his healthcare experience and expertise and favorable previous service as a director of the company from 2004 to 2008.

  Directors Whose Terms Expire in 2014

        William J. McBride was first appointed to the board in 2004. Mr. McBride is currently retired. Prior to his retirement in 1995, Mr. McBride had been a director of Value Health, Inc., a New York Stock Exchange-listed specialty managed care company, which included Value Behavioral Health, one of the largest behavioral health managed care companies at the time. From 1987 to 1995, Mr. McBride served as president and chief operating officer of Value Health, Inc., overseeing all operational activities of the company and its subsidiaries. Prior to his tenure at Value Health, Mr. McBride spent 15 years in a variety of positions with INA Corporation and its successor, CIGNA Corporation, including serving as president and chief executive officer of CIGNA Healthplan, Inc. Mr. McBride currently serves on the board of directors of AmeriGroup Corporation, a managed healthcare company focused on providing services to Medicaid recipients, Internet HealthCare Group, an early-stage healthcare technology venture fund, and Women's Health USA, Inc., a private healthcare services company. Mr. McBride was last nominated for re-election as a director in 2011 due to his experience in the managed healthcare industry and his favorable record serving as a director since 2004.

        Robert M. Le Blanc, the board's lead director, was first appointed to the board in 2004. He currently serves as a managing director of Onex Corporation ("Onex"). Prior to joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc worked for General Electric. Mr. Le Blanc also serves as a director of Skilled Healthcare, a publicly-traded service provider to the long-term care industry. Within the previous five years he served on the boards of directors of First Berkshire Hathaway Life, a publicly traded diversified insurance and investment company, Emergency Medical Services Corporation, a publicly-traded provider of emergency medical services in the United States, ResCare, Inc., a human service company, Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers, Cypress Holdings, Inc., an insurance holding company, The Warranty Group, a provider of warranty and service contracts, Carestream Health, Inc., a provider of medical and dental imaging systems, and Connecticut Children's Medical Center. Mr. Le Blanc was last nominated for re-election as a director in 2011 due to his financial and healthcare experience and his favorable record serving as a director since 2004.

        William D. Forrest was first appointed to the board in July 2007. He is the founder and a managing partner of Tower Three Partners, LLC, a private equity fund that invests in distressed companies requiring operational and/or financial restructuring. In addition to Magellan, Mr. Forrest currently serves on the board of directors of Restoration Hardware, Inc., a privately-held home furnishings retailer, Facet Technologies, LLC, a privately-held medical products manufacture, and Teters Floral Products, Inc., a privately-held designer, manufacturer and distributor of artificial floral and home decor products. He served as the non-executive chairman of Cosi, Inc., a national restaurant chain which is listed on NASDAQ, from December 2006 through December 2007. He served as the executive chairman of Cosi from April 2003 until December 2006. Prior to joining Cosi, Mr. Forrest was a managing director leading the restructuring group and serving on the management committee at the international investment bank, Gleacher Partners, from 2001 until 2004. Prior to his position at Gleacher Partners, he was a managing director of Catterton-Forrest LLC, where he was responsible for the acquisition and management of portfolio companies in the troubled business space. Mr. Forrest is a Certified Turnaround Professional. He began his professional career in the consulting division of Laventhol & Horvath. Throughout his career, he has served in executive management, investment banking and investor roles with organizations in a variety of industries including healthcare, manufacturing and food services. Mr. Forrest was nominated for re-election in 2011 due to his financial experience and his favorable record serving as a director since 2007.

Director Election and Terms of Office

        Dr. Lerer and Mr. Broshy are currently nominated for re-election, and Ms. Sammons is being nominated for election for the first time, for a three-year term to extend until the 2015 annual meeting. Messrs. Ressner, Diament and Smith are currently serving for a three-year term to extend until the 2013 annual meeting. Messrs. McBride, Le Blanc and Forrest are currently serving for a three-year term to extend until the 2014 annual meeting. In each case, the term of office will extend until the indicated annual meeting and the election and qualification of their respective successors, or their earlier death, incapacity, resignation or removal.

Arrangements Regarding the Nomination of Directors

        There is no agreement or arrangement whereby any director or other individual has been nominated or will be re-nominated to serve as a director of the company, except in the case of Dr. Lerer. Under his employment agreement entered into on February 19, 2008, Dr. Lerer is to serve as a member of the board and any failure by the company to elect or re-elect him to the board is considered to give him "good reason" to terminate that agreement and receive the compensation and other benefits described under "Executive Officers—Employment Contracts and Termination of Employment and Change of Control Payments" below.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Summary

2011 Executive Compensation Highlights

  •
  Our 1-year and 3-year growth in our revenues, EBITDA, net income and diluted earnings per share were all above the median for our comparator group (as identified under "Comparable Companies and Other Market Data Assessment" below, the "Comparable Companies"), in most cases substantially.

  •
  During 2011 we returned $401.5 million to shareholders through open-market share repurchases.

  •
  Our annual and long-term incentive compensation is 100% performance-based.

  •
  A large portion of our Named Executive Officers' 2011 compensation was variable based on their performance—over 85% for our CEO.

  •
  A large portion of our executives' 2011 compensation was in the form of equity grants which vest over time and are tied to the creation of shareholder value—approaching 60% for our CEO.

  •
  The long-term incentive compensation of our executives is 75% in the form of options, which only have a realizable value to our executives if value is created for our shareholders; if no value is created, then this incentive compensation provides no value to our executives.

  •
  We have strong equity ownership requirements for our executives and clawback provisions which help align the interests of our executives with those of our shareholders.

Compensation Policy Changes for 2012

  •
  We established dual minimum financial performance thresholds for the vesting of our restricted stock unit ("RSU") awards, including a minimum earnings per share threshold and a minimum return on equity threshold.

  •
  We reduced from ten years to five years the period in which our executives are able to meet the applicable minimum performance thresholds for the vesting of our RSU awards.

  •
  We modified our previous policy that allowed for limited excise tax gross-up arrangements only under limited circumstances, to provide that we will not agree to any future tax gross-up arrangements in favor of our executives, with no exceptions.

Overview of Compensation Components

        The compensation of our Named Executive Officers includes several components, each of which is designed to reward performance over a different time period:

  •
  Base salary—This is designed to provide basic financial security to our Named Executive Officers. Base salary is typically set in our employment agreements with our Named Executive Officers based on the executive officer's responsibilities, experience level and leverage over company performance, and is subject to annual adjustments. For 2011, we increased the base salary for each of our Named Executive Officers other than Ms. Blasi by 3% and for Ms. Blasi by 4.5%.

  •
  Annual bonus—Our short-term incentive plan provides annual cash bonuses as an incentive to meet our annual financial goals. Bonus targets are typically specified in our employment agreements with our Named Executive Officers as a percentage of their base salary, with more senior officers having a higher percentage bonus target. For 2011, the bonus targets for Dr. Lerer, Ms. Rohan, Mr. Rubin, Mr. Gregoire and Ms. Blasi were 100%, 75%, 60%, 50% and

    50%, respectively. Achievement of those bonus targets depended on achieving segment profit of $255 million and performance against individual criteria and objectives. Based on achieving 106% of this segment profit target in 2011 (as adjusted for certain compensation accruals), we funded our bonus pool at approximately 111% of its target funding level. We awarded bonuses equal to 190% of his target bonus to Dr. Lerer, 170% of her target bonus to Ms. Rohan, 150% of his target bonus to Mr. Rubin, 155% of his target bonus to Mr. Gregoire and 195% of her target bonus to Ms. Blasi.

  •
  Equity awards—We use awards of stock options and restricted stock units ("RSUs") to provide a long-term incentive to our Named Executive Officers. The committee has selected these equity awards to ensure that our Named Executive Officers' long-term interests are aligned with those of our shareholders. The values of these awards are measured as of the date of the awards, and are set as a percentage of their base salary. The total dollar value of awards to each person is split 75%/25% between stock options and RSUs, based on a Black-Scholes valuation of those options and the closing price of the stock on the date of the RSU awards, and vest ratably over a period of three years. A greater emphasis has been placed on stock options rather than RSUs because the economics of options are more closely aligned with the committee's philosophy that long-term compensation should be based on the creation of shareholder value. Options serve that purpose best because they will only have value if shareholder value is created. RSUs are included, although to a lesser extent, since the RSUs vest over three years based on minimum performance thresholds and serve to drive performance and provide an important retention incentive to our Named Executive Officers. The awards to Dr. Lerer, Ms. Rohan, Mr. Rubin, Mr. Gregoire and Ms. Blasi in 2011 were valued at $4,869,526, $1,546,255, $1,082,126, $693,076 and $782,244, respectively, for purposes of determining the awards. However, the ultimate value of these awards to our Named Executive Officers will depend on the performance of our stock price over the required vesting period. Our Named Executive Officers will only realize these values if our stock price appreciates to $66.69, since 75% of the value of these awards was in the form of options with an exercise price of $49.10 which were valued using Black-Scholes at $17.59 per share. Our stock price at $66.69 corresponds to an increase in our market capitalization of approximately $592 million, based on the weighted average fully-diluted shares outstanding of approximately 33,656,000 as of March 31, 2011, as reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2011, the closest reported shares outstanding to the options' grant date. Thus, for our Named Executive Officers to realize the full value of their equity awards, there must be an increase from our March 31, 2011 market capitalization of approximately $592 million.

  •
  Deferred compensation plan—We also maintain a 401(k) savings plan and a Supplemental Accumulation Plan (the "SAP") under which we make annual contributions of deferred compensation to our Named Executive Officers and others and allow voluntary deferrals. In 2011, we made a company contribution to the SAP for Dr. Lerer, Ms. Rohan, Mr. Rubin, and Mr. Gregoire equal to 11% of their base salary.

  Executive Compensation Philosophy

        Our compensation programs and policies are designed to attract, retain and reward individuals of outstanding ability in key executive positions, in order to deliver value to our shareholders. Specifically, our compensation programs have been developed using the following principles:

  •
  Pay for Performance:  Our philosophy is that an individual's compensation should reflect his or her individual performance, the performance of his or her area of responsibility, and the performance of the company as a whole. Corporate strategic goals are set and formally revisited by our board on an annual basis. Each executive's performance for a year is evaluated in relation to the corporate strategic goals for the year pertaining to his or her area of responsibility. These same strategic goals serve as a framework on which all employee performance evaluations are derived.

  •
  Competitive Pay:  We believe that the overall compensation package for each executive should be competitive, as determined, where available, by market-based compensation data pertinent to his or her position. In determining competitive compensation levels, we consider the Comparable Companies. We endeavor to set base compensation at a level modestly above the average determined by pertinent market-based compensation data in order to recruit and retain appropriate personnel and to set variable pay on terms and at levels that will be materially above the average where performance is correspondingly above average. Because we believe that it is necessary to attract superior executive talent to achieve our business objectives, targeted leadership positions that will most leverage company performance are benchmarked for cash compensation at or below the 50th percentile but, consistent with our pay for performance philosophy, are benchmarked for total compensation (i.e. base salary plus short-term and long-term incentive compensation) at around the 75th percentile within the group of Comparable Companies. We conduct an annual review of both competitive market data, as well as a comprehensive assessment of company, business unit and individual performance to ensure pay remains both competitive, as well as intricately linked to performance.

  •
  Alignment with Company Goals:  Our compensation programs are designed to support both the short-term and long-term financial, operating and other goals of the company. We seek to align the mix of long- and short-term variable compensation to create incentives for the achievement by each executive of performance goals aligned with our long- and short-term goals, to help ensure execution of those goals through achievement of specific company-wide, business unit and individual objectives associated with those long- and short-term goals.

  •
  Alignment with Shareholder Interests:  We believe that senior management's compensation should include long-term incentives that encourage performance that builds long-term value for both the company and our shareholders. To that end, compensation program components balance the need to incent and reward short-term results (e.g., through our Short Term Incentive Plan ("STIP")) with long-term results as reflected by the market performance over time of the company's common stock (e.g., through equity awards under our 2011 Management Incentive Plan ("2011 MIP") and predecessor plans). Our philosophy results in overall compensation which is more heavily weighted toward long-term equity compensation than the Comparable Companies, as this weighting more closely aligns our executives' interests with those of our shareholders and is more consistent with our pay for performance philosophy.

  Role of the Management Compensation Committee

        The Management Compensation Committee (the "committee") of our board of directors is comprised of three (3) members of the board who are not current or former employees of the company and who the board has determined are independent for purposes of the NASDAQ listing standards. See "Corporate Governance and Related Matters—Director Independence" above. The duties and responsibilities of the committee include: (i) establishment of our general compensation philosophy, and oversight of the development and implementation of compensation programs; (ii) review and approval of the means used for applying our corporate goals, and our specific company-wide, business unit and individual performance objectives to be used in determining the compensation of our chief executive officer, our other Named Executive Officers listed in the compensation tables which follow this "Compensation Discussion and Analysis" section and other members of senior management; (iii) review and approval of compensation for our chief executive officer and our other Named Executive Officers; (iv) the development of recommendations to our board with respect to our various compensation plans and programs and overseeing the activities of the individuals and committees responsible for administering those plans; and (v) oversight of regulatory compliance with respect to compensation matters. In practice, the committee specifically determines the compensation payable to the Named Executive Officers and our other executive officers with input from pertinent management personnel, independent compensation consultants and other advisers. The committee periodically (but at least annually) reviews tally sheets for each of our Named Executive Officers which detail the components of each person's total compensation.

  Compensation Consultants

        The committee engaged Steven Hall & Partners, a nationally recognized compensation consulting firm, to act as its independent compensation consultant and provide the committee with information supporting compensation decisions with respect to our Named Executive Officers and other executive officers and key employees for their compensation in 2011 and 2012, and to review and advise the company on its management compensation plans and programs. This consultant was engaged directly by the committee, although it periodically interacts with management to gather relevant data, to implement compensation plans and programs and to assist in the preparation of the company's proxy statement and other public filings. Steven Hall & Partners does not perform any other services for the company. The committee has sole authority to determine the compensation for and to terminate Steven Hall & Partners' services. The committee annually instructs the consultant to perform a market analysis and develop competitive market data of comparable companies for all elements of compensation. The consultant also provides advice to the committee on which companies it may consider comparable for these purposes. Based on its market analysis, the consultant formulates a range of values within major elements of compensation, which the committee considers in making its compensation decisions. The consultant does not determine or recommend the amount or form of executive and director compensation; its role is limited to providing data and advice to the committee for its consideration. The committee also reviews and considers compensation data surveys from a number of other independent sources.

  Comparable Companies and Other Market Data Assessment

        As a specialty managed healthcare company operating in several business segments, we have few similar peer companies with which we directly compete in the marketplace. However, we compete generally in the market for superior healthcare executive talent and seek to structure our incentives and compensation to attract, reward and retain individuals who meet that description. As a result, the committee instructed the compensation consultant to perform a broad multi-industry market analysis and an analysis of publicly-traded healthcare provider and service companies, to develop competitive market data to support compensation decisions regarding our Named Executive Officers, other executive officers and key employees. Steven Hall & Partners compiled broad-based market surveys confidentially completed by hundreds of companies operating in the healthcare and various other industry sectors and provided the committee with a proprietary statistical summary of this information, presented in chart form. This summary information consisted of marketplace consensus median and 75th percentile amounts for certain elements of compensation (e.g., base salary, total cash compensation and total remuneration) for an executive officer position which was considered comparable to that of each of the company's Named Executive Officers. The committee uses that information for the general purpose of understanding compensation practices when making compensation decisions, and for helping to judge the reasonableness of its compensation recommendations.

        Steven Hall & Partners also compiled a survey of companies in the healthcare provider and services industry which include lines of business in which our company is engaged, including managed care companies, pharmacy benefit management companies, and specialized healthcare services companies, which had revenues ranging from 50% to 200% of our revenues. The survey also included Coventry Health Care, Inc., which had greater revenues but was nevertheless considered comparable due to the nature of its operations. The group of Comparable Companies was revised and expanded in 2011 as part of an overall review of our compensation policies. The group of companies considered comparable changes from year to year depending on the evolution of our and their businesses. Based on the work performed by Steven Hall under the supervision of the committee, we reviewed for comparative purposes the public compensation information reported by the following companies which operate in various segments of the managed healthcare sector (the "Comparable Companies"):

Amerigroup Corporation	Centene Corp.
Coventry Health Care, Inc.	Laboratory Corp. of America Holdings
Mednax, Inc.	Molina Healthcare, Inc.
PharMerica Corp.	Triple-S Management Corp.
Universal Health Services, Inc.	WellCare Health Plans, Inc.

        Information for the Comparable Companies included revenues, EBITDA, net income, diluted earnings per share and total shareholder return. We believe that this group is appropriate because it includes companies engaged in comparable lines of business and having comparable size and sophistication.

        The committee also considers market survey data based on the executive officer's discipline and company revenues. For all of these analyses, total remuneration is considered, including base salary, bonus (short-term incentive awards) and equity and other long-term incentive awards.

        The committee targeted Dr. Lerer's total cash compensation in comparison to the Comparable Companies below the median and his total compensation above the median, as shown in the following table:

Target Compensation

		Comparable Companies
				Magellan's Percentile Rank vs. Comparable Companies
	Magellan	Median	75th Percentile
Base Salary	$966.8	$819.8	$996.9	70	th
Total Cash Compensation	$1,940.7	$2,277.9	$2,498.6	36	th
Total Long-Term Compensation	$4,869.5	$3,382.9	$7,819.7	64	th
Total Compensation	$6,810.2	$5,317.1	$10,312.0	62	nd

        Dr. Lerer's actual total compensation for 2011 fell below the 75th percentile of the total compensation paid to chief executive officers among the Comparable Companies for 2010 and 2011.(1) Dr. Lerer's total cash compensation was below the median and the total value of his long-term compensation, which was paid in a combination of RSUs and options and thus the full value of which can only be realized if additional shareholder value is created, was below the 75th percentile, as shown in the following table:

Actual Compensation

		Comparable Companies
				Magellan's Percentile Rank vs. Comparable Companies
	Magellan	Median	75th Percentile
Base Salary	$966.8	$819.8	$996.9	70	th
Total Cash Compensation	$2,817.2	$2,916.0	$3,566.0	45	th
Total Long-Term Compensation	$4,869.5	$2,465.3	$5,635.7	71	st
Total Compensation	$7,686.7	$5,597.3	$8,880.7	71	st

(1)
Information for the Comparable Companies includes certain information which has been publicly-disclosed for 2011, and where such information for 2011 is unavailable, includes publicly-disclosed information for 2010.

  Mix of Compensation

        Consistent with our compensation philosophy, our total remuneration for executive officers is designed to attract and retain superior executive talent and encourage performance that builds long-term value for both the company and its shareholders. The committee annually sets target compensation for each of the Named Executive Officers, which is allocated among a three-part program which includes base salary and benefits, bonuses under our STIP, and equity awards. In general, base salary and bonus opportunities are determined by the company's assessment of the degree of leverage which the individual has over company performance. Bonus is awarded based on annual performance relative to pre-set company-wide and individual performance criteria. Equity awards are made by determining a target value representing a multiple of base salary, divided by a per share value yielded by Black-Scholes or other valuation model for the equity instrument awarded. Each component is intended to address a goal of our compensation philosophy: base salary and benefits are designed to provide top talent with a reasonable level of assured pay; our STIP bonuses are designed to reward short-term (annual) results; and the equity component of our compensation plan is designed to reward longer term results consistent with the creation of shareholder value and promote retention of senior officers. The committee believes that this three-part program, which is heavily-weighted toward performance-based compensation and within the performance-based component is heavily-weighted toward long-term equity compensation which largely consists of stock options, properly provides incentives to management to maximize the sustainability of the company's performance over time.

        The portion of the executives' compensation which is awarded under the STIP bonuses and long-term equity awards is performance-based. The following shows the targeted percentage of each of the Named Executive Officers' compensation which is allocated to each of the three major components, based on base salary rates, targeted STIP bonuses and targeted long-term equity awards:

Targeted Mix of Compensation

Named Executive Officer	Base Salary(1)	STIP Bonus(2)	Equity Award(3)
Dr. Lerer	14%	14%	72%
Ms. Rohan	22%	17%	61%
Mr. Rubin	24%	15%	61%
Mr. Gregoire	31%	15%	54%
Ms. Blasi	29%	15%	56%

(1)
Base salary rates were effective 4/1/11 and the actual amount paid during 2011 is less based on the previous rate in effect prior to 4/1/11.

(2)
Actual STIP bonus may be more or less, depending on company and individual performance.

(3)
The actual realized values of the equity awards will depend on the performance of the company's stock price, earnings per share and return on equity, as the RSUs do not vest unless minimum performance thresholds are achieved, and the options have no value if shareholder value is not created.

        The following table shows the actual amounts and percentages of the Named Executive Officers' total compensation in 2011 attributable to the three major components:

Actual Mix of Compensation

Named Executive Officers	Base Salary	%	STIP Bonus	%	Equity Award(1)%
Dr. Lerer	$966,815	13	$1,850,421	24	$4,869,526	63
Ms. Rohan	$558,183	20	$716,903	25	$1,546,255	55
Mr. Rubin	$429,695	23	$389,562	20	$1,082,126	57
Mr. Gregoire	$393,158	28	$306,933	22	$693,076	50
Ms. Blasi	$407,272	26	$401,411	25	$782,244	49

(1)
The actual realized values of the equity awards will not be determined until the company's financial performance is measured against all applicable minimum performance thresholds and the company's stock price performance is known. The figures in this column represent the closing price of the company's stock on the date of the award for RSU awards and the Black-Scholes value of the stock options used in determining the size of the stock option awards. If no shareholder value is created, these equity awards will have materially less realizable value to the Named Executive Officers and the option portion will have no value.

  Compensation Program Components and Rationale for our Named Executive Officers

        The compensation packages for our Named Executive Officers are designed to set total compensation at levels that reflect both personal and organizational performance and results. Each of our Named Executive Officers has an employment agreement that establishes his or her initial base salary and bonus opportunity that was agreed upon following arm's length negotiations with the respective individual. In determining annual adjustments to base salary, annual bonus awards (short-term incentive) and annual equity awards (long-term incentive) for our Named Executive Officers, the committee considers recommendations of the chief executive officer (except in the case of his own compensation) based on his assessment of each executive's performance and results and in the context of market data provided by the committee's independent compensation consultants.

  Base Salary

        Base salary is intended to provide basic financial security to our Named Executive Officers, so it is not made subject to performance risk in any year. In determining the base salary for each of our Named Executive Officers, the committee considers such factors as existing contractual commitments, competitive market data, compensation opportunities perceived to be necessary to retain him or her, individual performance, the scope, complexity, difficulty and criticality of the individual executive officer's role with the company, and prior compensation. The employment agreements entered into with each of our Named Executive Officers specify an initial amount which is subject to annual review and adjustment. The following shows the percent increase and base salary rate which each of our Named Executive Officers was awarded effective April 1, 2011:

2011 Base Salary Rates

Named Executive Officer	Percent Increase	Base Salary Rate
Dr. Lerer	3.0%	$973,906
Ms. Rohan	3.0%	$562,277
Mr. Rubin	3.0%	$432,847
Mr. Gregoire	3.0%	$396,042
Ms. Blasi	4.5%	$411,704

        To determine the adjustment to base salary payable in 2011 to the Named Executive Officers, Dr. Lerer articulated the overall company strategy, and each executive created a "scorecard" for his or her respective area of responsibility that reflected the company's goals for that year. At the end of the year, each executive completed a self-assessment based on his or her scorecard and arrived at a quantitative score for the year. Dr. Lerer then reviewed the self-assessments, and completed his own analysis of each executive's performance, and assigned a quantitative rating resulting in a recommended increase percentage in the executive's base salary. The committee reviewed Dr. Lerer's recommendation for base salary increases for 2011 and adjusted the increases in our discretion. Based on its review of relevant data, the committee determined that these increases were consistent with market increases at comparable companies and reflected that all of our Named Executive Officers had met and exceeded their performance scorecards and goals.

        In determining adjustments to base salary rates payable in 2012, Dr. Lerer followed the process outlined above. The committee reviewed Dr. Lerer's recommendations and adjusted the increases in our discretion. As a result, it decided to increase the base salary rate for Dr. Lerer by 3%, Ms. Rohan by 4%, Mr. Rubin by 8.6%, Mr. Gregoire by 3% and Ms. Blasi by 4% over the rates payable in 2011.

  Annual Bonuses

        We have established an annual short-term incentive plan, the STIP, which is described under "Benefit Plans and Awards—Annual Incentive Plan" below. The STIP provides cash bonuses and is available to all management, including our Named Executive Officers. At the beginning of each year, the committee, with input from the chief executive officer and other members of management, establishes corporate performance targets for funding the overall STIP bonus pool. After the end of the year, the committee reviews the company's performance in relation to the pre-established corporate performance target(s), assesses the Named Executive Officer's performance and the recommendations of the chief executive officer, and determines the amount of individual annual STIP bonus awards for the Named Executive Officers from the overall bonus pool established for that year.

        STIP awards may vary from no bonus if the performance threshold is not attained, to the targeted percentage of base pay if the target performance is attained, to a maximum of 200% of the targeted percentage of base pay if the target performance is substantially exceeded.

        For our CEO, the STIP provides that his award will vary, depending on the company's performance against its performance target, in the following manner:

Achievement Against Performance Target	Bonus Award, as a Percentage of Target Bonus(1)
x ≤ 83.9%	none
83.9% < × ≤ 100%	100%, subject to reduction in the discretion of the committee
x > 100%	100% plus the product of target bonus and 5 times the percentage by which the performance target is exceeded, not to exceed 200%

(1)
Dr. Lerer's contractual bonus target is 100% of his base salary.

        For our other Named Executive Officers, the STIP provides that if the company's performance target is not achieved, the bonuses are reduced from the target amount by $0.50 for each dollar of shortfall, so that no bonus is funded if performance is less than 83.9% of the target. If the company's performance target is exceeded, then the target bonuses are increased by the product of 5 (for the President and CFO) or 3 (for each of the other Named Executive Officers) times the percentage by which the company's performance exceeded the target, not to exceed an additional 100%.

        In the case of the Named Executive Officers for whom the CEO makes a recommendation, the individual performance objectives included the following:

  •
  Ms. Rohan:  (i) overall leadership of all of the company's business segments including managed behavioral health, radiology benefits management, specialty pharmaceutical management and Medicaid administration; (ii) leadership of sales, operations, customer relations, new product development and provider networks; (iii) leadership of overall strategy; (iv) responsibility for overall budget development; and (v) attainment of budget targets. For 2011, Ms. Rohan's goals were focused on the following: achievement of segment profit targets, generating new business revenue and segment profit growth, client retention, pipeline creation, Medicaid and Pharmacy strategy, administrative expense efficiencies, and talent development.

  •
  Mr. Rubin:  (i) overall leadership of the finance and investor relations functions; (ii) support of acquisition activities; (iii) support of cross-functional management teams to ensure that pricing, underwriting and sales strategy are aligned with financial performance targets; (iv) attainment of budget targets; and (v) ensure compliance with all regulatory requirements. For 2011, Mr. Rubin's goals were focused on the following: strengthen underwriting capabilities, financial strategy to maximize long term shareholder value, evaluation of prospective M&A opportunities, strengthen medical economics capability, risk management, analytical support for value proposition and product development needs, and talent development.

  •
  Mr. Gregoire:  (i) overall leadership of the legal and compliance functions; (ii) support of review and implementation of acquisitions, customer contracting and product development; (iii) leadership for all SEC filings and disclosures; (iv) leadership of legal support for other corporate and corporate governance matters and overall legal and regulatory compliance; and (v) attainment of budget targets. For 2011, Mr. Gregoire's goals were focused on the following: enhance legal support for all business lines, new customer and product implementations, and customer relationships, successfully resolve litigation/arbitration cases, maximize high levels of regulatory compliance, expand business unit compliance auditing, improve compliance and fraud plan support, employee awareness and training on compliance and security matters, and talent development.

  •
  Ms. Blasi:  (i) overall leadership of National Imaging Associates ("NIA"); (ii) leadership of NIA sales, operations, customer relations, new product development and provider networks; (iii) leadership of NIA strategy; and (iv) attainment of budget targets. For 2011, Ms. Blasi's goals were focused on the following: revenue growth through new account sales, new product sales, and client up-sells, ensure cost efficient delivery of service, maintain focus on influence of legislation, maximize clinical leadership and innovation position with customers and key industry forums, and talent development.

        The committee's evaluation of individual performance is not tied to a mathematical formula measuring achievement of the qualitative factors described above, but rather is a subjective evaluation of overall performance.

        Annual bonuses are paid in the first quarter of the year following the year to which the bonuses relate. The bonuses paid in 2012 were for work performed during 2011.

        For 2011, the committee set a company-wide performance target for funding the overall bonus pool. The bonus pool for 2011 was funded based on the company exceeding a total company segment profit target of $255 million. The committee set this bonus pool performance target to create incentives for management to maintain and promote growth of the company's earnings as a whole. During 2011 the company achieved 106% of this segment profit target, as adjusted for certain compensation accruals, resulting in our bonus pool being funded at approximately 111% of the target bonus.

        We define "segment profit" as profit or loss from operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, and income taxes. We use segment profit information for internal reporting and control purposes and consider it important in making decisions regarding the allocation of capital and other resources, risk assessment and employee compensation, among other matters. Segment profit information referred to in this proxy statement may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors and a reconciliation to the GAAP measure "Income from operations before income taxes," is included under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 28, 2012, and will be included in our Quarterly Reports on Form 10-Q to be filed with the SEC as required.

        We believe that segment profit is an appropriate measure of company performance for purposes of determining annual bonuses because we discuss segment profit in announcing our financial results, and many shareholders and analysts use it as an important measure of overall company performance. We also believe that setting annual bonus pool performance targets based upon segment profit properly aligns incentives for our executives and employees with the interests of our shareholders.

        Each individual's bonus is determined based upon each individual's bonus target (which is determined as a percent of base salary), an evaluation of each individual's performance during the year, and the funding of the overall company bonus pool for the year. Set forth below is the range of values which may be awarded under the STIP to the Named Executive Officers:

2011 Bonus Ranges

Named Executive Officer	Threshold(1)	Target Percentage(2)		Target Amount	Maximum Percentage(3)	Maximum Amount(4)
Dr. Lerer	$0	100%		$973,906	200%	$1,947,812
Ms. Rohan	$0	75	%(5)	$421,708	150%	$843,416
Mr. Rubin	$0	60	%(6)	$259,708	120%	$519,416
Mr. Gregoire	$0	50%		$198,021	100%	$396,042
Ms. Blasi	$0	50%		$205,852	100%	$411,704

(1)
The threshold for payment of a bonus is the achievement of at least 83.9% of the applicable performance target.

(2)
Under the Named Executive Officers' employment agreements, target bonus is specified as a percentage of their base salary then in effect.

(3)
The maximum bonus is calculated at 200% of the target amount and is expressed as a percentage of base salary.

(4)
A maximum bonus could be awarded, for example, if company performance targets are exceeded and an individual far exceeds his or her personal goals. Maximum bonus is reserved for instances where performance significantly exceeds measures and expectation.

(5)
Ms. Rohan's target bonus for 2012 has been raised to 85%.

(6)
Mr. Rubin's target bonus for 2012 has been raised to 75%.

        Set forth below is a summary of the individual bonus awards made to the Named Executive Officers in 2012 for the 2011 performance year:

2011 Bonus Awards

Named Executive Officer	Percent of Target Bonus Awarded	Dollar Amount Awarded
Dr. Lerer	190%	$1,850,421
Ms. Rohan	170%	$716,903
Mr. Rubin	150%	$389,562
Mr. Gregoire	155%	$306,933
Ms. Blasi	195%	$401,411

        These bonus awards reflect that each individual met and/or exceeded his or her individual performance objectives for 2011.

  2012 Bonus Pool Target

        For 2012, the committee has set a performance target for funding of the overall cash bonus pool based on the company exceeding a segment profit target for total company segment profit.

  Equity Awards

        We have provided our Named Executive Officers with equity awards under the 2011 MIP, and its predecessor plans, the 2008 Management Incentive Plan ("2008 MIP"), the 2006 Management Incentive Plan ("2006 MIP") and 2003 Management Incentive Plan ("2003 MIP"), which are designed as long-term incentive vehicles, to promote focus on longer term goals, to build shareholder value and to retain our senior executives. As described above, we target equity awards for our Named Executive Officers which, when added to base salary and annual bonus under the STIP, are targeted at or above the 50th percentile of total compensation for the Comparable Companies. Our policy is to grant options only at an exercise price not less than the closing price of the shares on NASDAQ on the date the option is granted, which for 2011 was the closing price reported on NASDAQ on March 3, 2011. Under our Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, we typically make equity awards once annually on the third business day of March. See "Equity Award Procedures Generally" below.

        Consideration of annual equity awards is made as part of the annual review of other compensation components, and is based on both competitive market analysis and individual and company performance assessments. With respect to the equity award made to Dr. Lerer in 2011, the terms of the award were determined by the committee. The equity awards to Ms. Rohan, Mr. Rubin, Mr. Gregoire, Ms. Blasi and our other executive officers are approved by the committee on the recommendation of the chief executive officer and may be adjusted in our discretion. All other equity awards are determined by the chief executive officer, although the total annual equity pool is approved by the committee and the committee can review any and all individual grants. Options granted to the Named Executive Officers under the 2008 MIP in 2011 have ten-year terms and vest ratably over three years. Options and RSUs also automatically vest and become immediately exercisable if the employment of our Named Executive Officers is terminated by us "without cause," or by the executive for "good reason" following a change in control of the company. See "Compensation of Named Executive Officers on Change in Control and Other Termination of Employment" below. This protection is provided for the Named Executive Officers in certain cases in their employment agreements and otherwise by the terms of the options and RSUs issued to them.

        The committee's decisions to make equity awards to our Named Executive Officers are typically based on the following:

  1)
  The value of the equity award is based on a percentage of the individual's base salary, taking into account the person's performance in the prior year, the nature of the individual's role and his or her potential contribution to the long term success of the company, the importance of retention of and incentive for that individual, and other factors.

  2)
  The number of shares associated with the award is calculated by dividing the total value of the award by a per share value yielded by a Black-Scholes valuation for stock options and the closing price of a share of the company's common stock for RSUs.

        The committee believes that determining an equity award based on each executive's base salary and performance is consistent with best practices of the Comparable Companies and is the most appropriate basis on which to make equity awards, properly size the award, recognize past performance and create incentives for future performance. The following table shows the base salary and the target value of each of the Named Executive Officers' equity awards in 2011 as a percentage of base salary:

2011 Equity Award Targets

Named Executive Officer	Base Salary(1)	Equity Award Target(2)
Dr. Lerer	$973,906	500%
Ms. Rohan	$562,277	275%
Mr. Rubin	$432,847	250%
Mr. Gregoire	$396,042	175%
Ms. Blasi	$411,704	190%

(1)
Represents the rate of base salary established and effective as of 4/1/11.

(2)
Stock options are valued using Black-Scholes and RSUs are valued at the closing price of the stock on the date of the award. For further information on how these values were determined, see below.

        The mix of stock options and RSUs is based on a ratio of 75% of the total equity value being comprised of the value of option grants (using the Black-Scholes valuation of an option) and 25% of the total equity value being comprised of the value of RSUs (using the closing price of a share of the company's common stock on the date of grant). We recognize that the use of stock options can both be more dilutive to shareholders and potentially create different incentives for our executive officers than the use of RSUs. Therefore, we have included RSUs in the mix of equity grants to mitigate the effect of these issues inherent with granting stock options only. We have placed a greater emphasis on stock options because the economics of options are more closely aligned with the committee's philosophy that long-term compensation should be based on the creation of shareholder value. The stock options will only have the target values if our stock price appreciates from the date of the award by an amount which is equal to the per-share Black-Scholes value we use in determining the awards. As a result, the 2011 option awards, which represent 75% of the equity awards' targeted values, will only yield their targeted values if our stock price reaches $66.69.

        On March 3, 2011, the committee awarded under the 2008 MIP the following options and RSUs:

2011 Equity Awards

Named Executive Officer	Stock Options	RSUs
Dr. Lerer	207,626	24,794
Ms. Rohan	65,929	7,873
Mr. Rubin	46,139	5,510
Mr. Gregoire	29,551	3,529
Ms. Blasi	33,353	3,983

        The options have an exercise price of $49.10 per share, the closing price of the common stock on the date of the awards. The options and RSUs vest as to one-third on each of March 3, 2012, 2013 and 2014. The RSU awards are subject to the following minimum performance thresholds:

2011 RSU Minimum Performance Thresholds

Vesting Tranche	EPS Minimum Threshold	Performance Window
03/03/12	$2.60	2011-2020
03/03/13	$2.75	2012-2020
03/03/14	$2.90	2013-2020

        For 2011, the company exceeded the 2011 minimum earnings per share ("EPS") threshold with fully-diluted EPS of $4.17. The total award packages to the individuals were valued for purposes of determining the awards at $4,869,526, $1,546,255, $1,082,126, $693,076 and $782,244 for Dr. Lerer, Ms. Rohan, Mr. Rubin, Mr. Gregoire and Ms. Blasi. The Named Executive Officers will only realize these values with respect to the stock options if the company's stock price appreciates to $66.69, representing the exercise price of the options plus the assumed calculated Black-Scholes value per share. The stock options were valued by our compensation consultant for purposes of determining the awards (and not for financial reporting purposes) at $17.59 per share using Black-Scholes with the following assumptions: risk-free interest rate of 3.10%, expected life of 7 years, expected volatility of 26.90%, expected dividend yield of 0%, a term of 10 years, a market value of $49.10 and an exercise price of $49.10. A stock price of $66.69 corresponds to an increase in our market capitalization of approximately $592 million, based on the weighted average fully-diluted shares outstanding of approximately 33,656,000 as of March 31, 2011, as reported in our Quarterly Report Form 10-Q for the fiscal quarter ended March 31, 2011, the closest reported shares outstanding date to the date of option grant. The RSUs were valued at the $49.10 closing price of the common stock on the date of the award.

        On March 5, 2012, the committee awarded under the 2011 MIP the following options and RSUs:

2012 Equity Awards

Named Executive Officer	Stock Options	RSUs
Dr. Lerer	217,912	21,136
Ms. Rohan	87,369	8,474
Mr. Rubin	63,812	6,189
Mr. Gregoire	38,769	3,760
Ms. Blasi	44,181	4,285

        We do not include an additional minimum performance threshold for the vesting of our options because the exercise price effectively sets a threshold for realizing value on the options. That is, the implicit minimum performance threshold for the options is an increase in shareholder value and the ultimate value of the options is a direct product of the amount of shareholder value created. The options have an exercise price of $47.46 per share, the closing price of the common stock on the date of the awards. The options and RSUs vest as to one-third on each of March 5, 2013, 2014 and 2015. The RSU awards are subject to the following minimum performance thresholds:

2012 RSU Minimum Performance Thresholds

Vesting Tranche(1)	EPS Minimum Threshold	ROE Minimum Threshold	Performance Window
03/05/13	$3.00	8%	2012-2017
03/05/14	$3.15	8%	2013-2018
03/05/15	$3.35	8%	2014-2019

(1)
In each tranche, 50% of the RSUs vest based on the company's performance against the minimum EPS threshold and 50% vest based on the company's performance against the minimum return on equity ("ROE") threshold.

        The total award packages to the individuals were valued for purposes of determining the awards at $4,012,480, $1,608,742, $1,174,974, $713,850 and $813,506 for Dr. Lerer, Ms. Rohan, Mr. Rubin, Mr. Gregoire and Ms. Blasi. The Named Executive Officers will only realize these values with respect to the stock options if the company's stock price appreciates to $61.27, representing the exercise price of the options plus the calculated Black-Scholes value per share. The stock options were valued by our compensation consultant for purposes of determining the awards (and not for financial reporting purposes) at $13.81 per share using Black-Scholes with the following assumptions: risk-free interest rate of 1.48%, expected life of 7 years, expected volatility of 24.24%, expected dividend yield of 0%, a term of 10 years, a market value of $47.46 and an exercise price of $47.46. A stock price of $61.27 corresponds to an increase of our market capitalization of approximately $429 million, based on the weighted average fully-diluted shares outstanding of 31,058,000 as of December 31, 2011, as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The RSUs were valued at the $47.46 closing price of the common stock on the date of the award.

  Retirement Vehicles/Deferred Compensation

        We maintain a 401(k) savings plan which permits employees to defer compensation and to which the company makes matching contributions on behalf of the Named Executive Officers on the same basis as all other participants. We have never maintained a pension plan. We also operate a Supplemental Accumulation Plan ("SAP"), a deferred cash compensation plan that is designed to enhance opportunities for retirement savings in the absence of any retirement programs other than our 401(k) plan, and to promote the retention of our executive officers. The SAP includes a discretionary component funded by us which is determined on an annual basis as a fixed percentage of an executive's base salary, and a voluntary deferral component under which the participant may make contributions from base or incentive compensation. For a description of the SAP, see "Benefit Plans and Awards—Deferred Compensation Plan" below. Awards are generally made in March of the following year. For 2011, Dr. Lerer, Ms. Rohan, Mr. Rubin and Mr. Gregoire were each awarded in March 2012 a company contribution of 11% of his or her base salary.

  Perquisites

        We have historically provided certain perquisites to each of our Named Executive Officers depending on his or her level within the company and the provisions of each person's employment agreement. Most of the perquisite benefits we provide to the Named Executive Officers are designed as protection benefits (e.g., supplementing life and disability insurance to ensure 60% of salary coverage). We believe that providing these personal protection perquisites protects the interests of the individual executives, permitting them to focus intently on the long term success of the company. For further information on the perquisites provided to each Named Executive Officer in 2011, see "Summary Compensation Table" below. In addition, we have provided Dr. Lerer with an automobile allowance. We agreed in Dr. Lerer's employment agreement entered in February 2008 to provide him with an annual automobile allowance of up to $25,000. All reimbursable business expenses of the chief executive officer are reviewed and approved by the Audit Committee on a quarterly basis and are reimbursed pursuant to our business expense policies, and all such business expenses incurred by each of the other Named Executive Officers are reviewed and approved in advance of reimbursement by the chief executive officer (or the president in the case of Ms. Blasi) and are reimbursed pursuant to our business expense policies.

  Adjustments or Clawbacks of Compensation

        Under certain circumstances, we may have the right or the duty to adjust compensation before it is paid to the Named Executive Officers or to clawback compensation after it is paid to our Named Executive Officers. Under Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to a material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation received by them during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document embodying that financial reporting requirement and any profits realized by them from the sale of our securities during that 12-month period. We have no formal policy regarding when we might seek any such reimbursement or clawback, and we rely instead on an evaluation by the board of the circumstances giving rise to any financial restatement and an interpretation of the requirements of Section 304 in any particular case. Under a provision of the Dodd-Frank Act which has been codified in Section 10D of the Exchange Act, the SEC and NASDAQ are to promulgate rules which require listed companies to recover incentive-based compensation paid during the previous three years that is based on financial information which the company is required to restate due to a material non-compliance with financial reporting requirements. The SEC and NASDAQ have not yet promulgated these rules. We will adopt policies carrying out the new rules when they become effective.

        Under Section 12 of the 2011 MIP and predecessor equity plans, and by the terms of our equity award agreements, we have the right to declare equity awards to be forfeited or to recover any gains realized under any award under those plans, either during the term of a participant's employment or during the two year period following his or her termination of employment under the 2003 MIP, or the one-year period under the 2006 MIP, the 2008 MIP and the 2011 MIP, if the participant engages in certain types of conduct described in the plans and considered injurious to the company. Section 12 of the 2011 MIP also provides that any clawback or recoupment provision required under the Dodd-Frank Act will apply to awards under that plan.

  Equity Award Procedures Generally

        The company has a Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, which deals with the terms, timing and pricing of equity awards; the process for the grant and approval of awards; and the documentation for awards. The policy provides that the committee determines the number of shares covered by awards of options, restricted shares, RSUs and other types of equity awards for our Named Executive Officers and the terms of those awards. The policy provides that the committee establishes a pool of options, restricted shares and RSUs which the chief executive officer has the power to award to other executive officers and employees generally. The actual number of options, restricted shares and RSUs awarded annually to employees other than our Named Executive Officers and other senior executives is determined under the policy by our chief executive officer under delegated authority from the committee; awards are then made on the same date as the awards to our Named Executive Officers. Awards generally are made only once annually on the third business day in March unless otherwise determined by the committee. The purpose of this practice is to communicate and price equity awards to executive officers and employees early in the year, to encourage them to attain the company's strategic objectives during the year. In a case where an executive or other employee is newly-hired or promoted or under other special circumstances, the award is made on the first business day of the month following the event giving rise to the award.

        The committee met in early February 2011 to tentatively set the percentage of base salary at which equity awards would be made. The 2011 equity awards were then approved on February 27, 2011 and awards were made on March 3, 2011, as required by the company's equity award policy. The date of the awards followed the public announcement of the company's annual financial results for 2010 on February 24, 2011. The company publicly announces its annual financial results for the preceding year within 60 days of year end, or generally no later than the end of February. Given our policy of making equity awards early in each year to incent performance during the year, we make awards on the third business day in March. This award date also ensures that the company's annual equity grants occur after the prior year results have been announced and discussed publicly and the market has had time to respond to such results.

        We also grant stock options and RSUs in connection with the hiring of certain executives, as we did with Ms. Rohan in 2009, Mr. Rubin in 2008, Ms. Blasi in 2008 and Mr. Gregoire in 2005, and in connection with the signing of new or revised employment agreements with certain executives, as we did with Dr. Lerer in 2008. In the case of our executive officers, such grants are approved by the committee and, in the case of other executives and senior officers, such grants are approved by the chief executive officer under delegated authority from the committee. Under our policy, awards made in connection with new hires, promotions or the assignment of new responsibilities to an existing employee, or under other special circumstances, are made effective on the first business day of the month following the relevant event.

        In most cases, our equity plans restrict the transferability of awards, permitting only transfers to certain family members and entities held by or established for the benefit of family members. All equity award recipients are prohibited from engaging in hedging transactions, where all or part of the economic risk of the award is transferred to another person.

        The company recognizes compensation expense for financial statement reporting purposes under Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Stock Compensation" ("ASC Topic 718") based on the grant-date values of the awards. The company recognizes substantially all of the compensation cost associated with the awards of RSUs and stock options on a straight-line basis over the specified service period, which is generally the three-year vesting term. Awards of RSUs have a grant date value equal to the closing market price of shares underlying the RSUs on the date of the award. Where vesting of the RSU awards is conditioned on the achievement of minimum performance thresholds, the expense is accrued during the performance period and is estimated using the most probable outcome of the performance thresholds, and adjusted as the expected outcome changes. The Black-Scholes grant-date values of option awards are recognized as compensation expense on a straight-line basis over the vesting period. For further information on our accounting methods for equity awards, see Notes 2 and 6 to the consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on February 25, 2012.

  Equity Ownership Policy

        On February 18, 2011, the board adopted an equity ownership policy which requires our executive officers to maintain ownership of a specified minimum value of our stock and other equity-linked securities, in order to ensure that their financial interests remain aligned with those of our shareholders. The policy applies to our chief executive officer, president, chief financial officer, our other officers who are considered "executive officers" under Section 16(b) of the Exchange Act and certain other officers with a title of senior vice president who report directly to our chief executive officer. Under the policy, our chief executive officer is required to hold equity with a current fair market value equal to at least five times his base salary; our president and chief financial officer are required to hold equity with a current fair market value equal to at least three times their base salary; and various other executive officers are required to maintain equity with a current fair market value equal to at least two times their base salary. The policy was immediately effective for our chief executive officer and is being phased-in for our other executive officers covered by the policy and will be fully effective by March 2014. The policy prohibits a covered executive officer from making any sales or other transfers of equity if its requirements are not then met by the executive officer or if any such sale or other transfer would cause the executive officer not to meet those requirements.

  Compensation of Named Executive Officers upon a Change in Control and Other Termination of Employment

        In connection with his appointment as chief executive officer of the company in February 2008, we entered into a new employment agreement with Dr. Lerer. In doing so, we determined to retain many of the same severance provisions and payments in the event of his termination without cause or for good reason by him, and in the event of a change of control, as were included in his previous employment agreement with the company. We agreed that, should he be terminated by us without cause generally, or should he terminate his employment for good reason, we would provide him with severance pay equal to two times his last base salary and target bonus and provide him and his dependents with medical and other benefits through age 65. We also agreed that all vesting conditions on his outstanding equity awards would accelerate in that event, with all such vested options to remain exercisable for a period of two years. In agreeing to those provisions, we took note of the fact that severance equal to two years' base salary and bonus is a common arrangement in dealing with senior management and that two years roughly approximates the length of time that a senior executive such as him might take to find another comparable position with another company if he found himself unemployed. We also determined to provide him with a substantial incentive to remain employed with us and facilitate a change of control transaction which the board might find advantageous to the shareholders, if one should be presented. To this end, we decided to offer Mr. Lerer in connection with a change of control severance pay equal to three times his last base salary and target bonus, if he should be terminated without cause or should terminate for good reason following a change of control.

        In negotiating the employment agreements with Mr. Rubin in August 2008, shortly prior to his becoming our chief financial officer, and with Ms. Rohan in July 2009, shortly prior to her becoming our president, we determined that they face significantly less employment risk than Dr. Lerer. We decided that their severance and change of control termination provisions should follow the general terms of the arrangements that we have with Mr. Gregoire, Ms. Blasi and other senior officers of the company. Under each of these arrangements, we extend to the executive, if his or her employment is terminated without cause, a continuation of his or her base salary for a period of 12 months, as well as the possibility of a pro-rated bonus for the remainder of the year in which the termination is made effective. The arrangements are consistent with those in effect for all of our other senior officers except for Dr. Lerer. For Mr. Gregoire only, this severance is payable in a lump sum upon termination, rather than over the following 12 months, and it includes an additional amount equal to his target bonus. This variance from our standard terms was negotiated by Mr. Gregoire in connection with his hiring. In agreeing to provide these severance payments, we noted that they were in line with similar severance payments offered by comparable companies.

        In the case of Mr. Rubin, the employment agreement specifies that any non-renewal of the employment agreement, any reduction in base salary or bonus opportunity, a reduction in duties or a relocation, would be considered a termination without cause. In the case of Ms. Rohan and Ms. Blasi, their employment agreements specify that any non-renewal of the employment agreement is considered a termination without cause, and any reduction in salary or a relocation would likewise be considered a termination without cause, if she objects to any such action. In the case of Mr. Gregoire, he has the right to terminate his employment agreement for good reason if his base salary or target bonus opportunities are reduced, his duties or authorities are reduced (including if he is removed from or does not continue in the position of chief legal officer to the parent entity reporting to the SEC), his reporting responsibility to the chief executive officer is changed or he is relocated. This variance from our standard terms was also negotiated by Mr. Gregoire in connection with his hiring.

        As a result of a general market survey commissioned by the committee and performed by its independent compensation consultants, we decided in late July 2006, through amendments to his employment agreement, to offer Mr. Gregoire a different severance arrangement in the event of a termination of his employment without cause or a termination by him of his employment with good reason in connection with a change of control of the company. For these purposes, good reason includes a base salary reduction not applicable to management generally, a material reduction of duties or responsibilities, or a relocation. In any such event, he is entitled to pro rata target bonus for the year in which termination occurs, and severance equal to two times his last base salary and target bonus. For Ms. Blasi, the company entered into a similar amendment to her employment agreement regarding termination without cause or for good reason in connection with a change of control, except that the severance amount is equal to 1.5 times her last base salary and target bonus, and she will have accelerated vesting of her stock options. The compensation consultant found that the length and amount of the arrangements was generally consistent with arrangements offered by most comparable companies. In negotiating the employment agreements with Mr. Rubin in August 2008 and Ms. Rohan in July 2009, we decided to extend to them the same severance arrangements as those enjoyed by Mr. Gregoire. We believe that these severance arrangements will provide strong incentives to Ms. Rohan, Mr. Rubin, Mr. Gregoire and Ms. Blasi to remain with the company to facilitate a change of control transaction which the board finds advantageous to the shareholders, if one should be presented.

        In providing these change of control termination rights to Ms. Rohan, Messrs. Rubin and Gregoire and Ms. Blasi, we noted that a change of control of the company would likely negatively impact their careers with us. At the same time, we recognized that it was important to secure their cooperation in the event that the company is to be sold, and it was decided that this protection was advisable to provide them with an incentive to remain with us through the sale. In formulating the definition of good reason for termination in a sale of the company, we relied on the advice of our compensation consultant. Similar change of control termination rights were provided to various other key executives of the company. In addition, under the terms of the options awarded to all employees in recent years, if within 18 months of a change of control of the company the employee is terminated without cause or the employee terminates his or her employment for good reason, as defined in the employee's employment agreement, the vesting of all options then held by the employee will be accelerated.

        The committee has decided not to agree to any so-called "single triggers" or "modified single triggers" in future employment contracts with executives which would require the company to pay severance and accelerate the vesting or lapse of restrictions on equity grants upon voluntary resignation of the executive in connection with a change of control of the company. The company previously had a policy that we would only agree to "gross-up" arrangements when a special accommodation was needed to recruit a new executive to the company and then only to allow the arrangement to last for three years. A "gross-up" arrangement is a contractual obligation with an executive under which the company agrees to reimburse the executive for any excise tax payable upon a change of control of the company. In 2012, we modified this policy to provide that we will not extend any new gross-up arrangements to any executives, without exception.

        Arrangements under which the Named Executive Officers will be bound by non-solicitation and non-competition covenants following their termination of employment with the company are described under "Employment Contracts and Termination of Employment and Change of Control Payments" below.

  Review of Risks and Incentives

        We seek to implement compensation policies and practices that encourage the careful management of operating and financial risk. We believe that our compensation policies and practices as they relate to our executive officers and employees are currently well-aligned with this risk-management objective.

        In order to manage our risk in compensation decisions and to align the incentives that we provide to our executive officers and employees with the interests of our shareholders, we provide our executive officers and employees with a diversified set of incentives. These are carefully balanced between fixed cash compensation (base salary), short-term variable cash incentives (awards under the STIP) and long-term equity incentives (awards of RSUs and market-priced stock options under the 2011 MIP and predecessor equity plans). Our base salary is designed to provide basic financial security to our executive officers and other employees, with the amount set at a level designed to reflect the degree of leverage which the recipient has over company performance.

        Awards of short-term bonuses under our STIP are based on a percentage of an executive officer's or other employee's base salary, to reflect the leverage that the individual has over our corporate performance and to provide an incentive appropriate to the individual's position in the company. Our overall pool available for STIP awards is based on annual company financial performance, which is reflected in our audited year-end financial statements, and individual awards are determined by measuring annual achievements against an individualized set of performance objectives. While the overall bonus pool for STIP bonuses is determined by the company's overall financial performance, the bonuses paid to individual executive officers are based on various qualitative performance criteria which we consider appropriate to the officer's or employee's unique position within the company. See "Annual Bonuses" above. Higher target bonus percentages are assigned to the Named Executive Officers who face a higher degree of accountability to the board. We believe that this individualized approach serves as a factor mitigating the operating and financial risk that we face in awarding short-term cash bonuses. Another factor mitigating the risks of awarding short-term cash bonuses is that our mix of total compensation is weighted heavily toward long-term equity incentives, which should motivate our Named Executive Officers to build long-term shareholder value.

        In making long-term equity awards under our 2011 MIP and predecessor equity plans, we have sought to carefully balance the risks and incentives posed by both RSU awards and stock options. Our policy has been to award options with a value equal to 75% of the total equity award and RSUs with a value equal to 25% of the total award. The stock option awards have a term of 10 years and vest over a three-year period. The result is that the incentive is long-term in nature, is earned over a period of years, and provides for participation in future value creation as measured by the company's stock price performance. The RSU awards are designed to expose the recipient to the risk that the company's stock price might fall and provide a retention incentive due to the value that is received upon vesting. These awards also vest over a three-year period, creating a long-term incentive in the recipient to maintain and increase the company's stock price. In addition, our RSU awards include minimum performance thresholds which require the company to meet certain minimum EPS and ROE thresholds over the three-year vesting period, so that the current value associated with the RSUs cannot be realized unless the company meets those minimum performance thresholds. See "Equity Awards" above. While our stock price may be subject to periodic short-term fluctuation in response to factors other than long-term company performance, we believe that the terms of our equity awards create incentives to create real, long-term value in our stock, while avoiding risks that are reasonably likely to have a material adverse effect on the company.

        Under the terms of the 2011 MIP and other equity plans and our equity award agreements, we have the right to adjust compensation before it is paid or to clawback compensation after it is paid, if the participant engages in certain types of conduct considered injurious to the company. See "Adjustments or Clawbacks of Compensation" above. In addition, Section 304 of the Sarbanes-Oxley Act affords the company clawback rights against the chief executive officer and chief financial officer if an accounting restatement is necessary due to misconduct. These clawback rights are designed to mitigate several risks by removing incentives for different types of negative conduct and would help assure accountability if the situations to which they apply should arise. Our equity ownership policy, which is described above under "Equity Ownership Policy," is also designed to mitigate the risks of awarding equity to our Named Executive Officers by requiring them to always have personal economic exposure to the company's stock price which is material relative to their base salary.

  Consideration of Stockholder Votes on Executive Compensation

        At our 2011 annual meeting, we held an advisory vote on the compensation of our Named Executive Officers for the first time. Our stockholders voted to approve our executive compensation, with 74.2% of all of the shares that voted on the matter (excluding abstentions and broker non-votes) voting in favor. We believe that the vote was significantly influenced by the recommendations of the two major proxy advisory services, Institutional Shareholder Services, Inc. ("ISS") and Glass, Lewis & Co., LLC ("Glass Lewis"). Prior to the meeting, ISS issued a favorable recommendation regarding our executive compensation vote, while Glass Lewis issued a negative recommendation on that vote.

        Following the 2011 annual meeting, we contacted all of our institutional shareholders who did not vote in favor of our executive compensation and who owned greater than 1% of our outstanding shares and who were willing to speak with us, to discuss their concerns. Some indicated that they relied heavily on the Glass-Lewis recommendation. While the shareholders we contacted mentioned different issues, some issues recurred in the discussions. One recurring issue was that they believed that our minimum performance thresholds for our RSU awards should include another metric besides earnings per share. In response to this issue, we have determined to supplement the earnings per share minimum performance thresholds with minimum thresholds that relate to our return on equity and to reduce from 10 years to five years the period during which those minimum thresholds may be achieved. Another recurring issue was that they did not support tax gross-up arrangements with our Named Executive Officers if they are subject to excise tax under Section 4999 of the Internal Revenue Code ("IRC") in connection with any change of control payments. In response to this issue, we pointed out that we have existing contractual commitments in this regard with Dr. Lerer, Ms. Rohan, Mr. Rubin, and Mr. Gregoire which we are not at liberty to unilaterally alter. We have established a policy of not agreeing to any new gross-up arrangements without exception. As for the existing contractual commitments to provide tax-gross ups under certain circumstances, our tax analysis of various change of control scenarios is that an excise tax gross-up would not be due to any of our Named Executive Officers in any scenario that is reasonably likely, including a sale of the company at a substantial premium to the current market price.

        We also contacted representatives of Glass Lewis to seek an explanation of the reasons for their negative recommendation in 2011. Glass Lewis indicated that they had rated the company below average in its proprietary pay-for-performance model. Upon our further review, it became clear to us that Glass Lewis' pay for performance model does not give any credit to companies that rely on options as an element in their pay for performance incentive plans. As noted above under "Mix of Compensation," our plan relies heavily on options, as we believe that they are the best way to provide pay for performance by aligning the long-term interests of our executives with those of our shareholders. Options will only provide value to our executives if shareholder value is created after the date of the option award, and the executives' long term performance based compensation is therefore directly tied to performance as measured by shareholder value creation. In the shareholder wealth and business performance analysis performed by Glass Lewis, the company compared favorably with similarly sized companies across industries and a sub-industry group of 16 managed healthcare companies. However, the company compared unfavorably in some respects with a sector group of 23 large health care companies. The committee does not agree with Glass Lewis that the sector group of large healthcare companies presents a meaningful comparison for our performance, primarily because those large healthcare companies are engaged in different lines of business from ours, and are therefore affected by very different industry trends.

        Glass Lewis also raised the following specific issues with our compensation practices, which we have addressed as set forth below:

	Glass Lewis Issue	Response
1.	Our long-term RSU awards should not have as an absolute performance condition a single metric	We added to our minimum earnings per share threshold a minimum return on equity threshold. We also decreased from 10 years to 5 years the period in which these minimum thresholds may be met.
2.	Our CEO's change of control severance arrangements should not include a tax gross-up benefit.	We have adopted a policy not to award any future gross-up arrangements, without exception. We have also determined that no gross-up benefit would be due to any of our Named Executive Officers at our current stock price or any substantial premium.
3.	We did not previously provide a clear description of threshold and maximum performance levels under our STIP bonus plan	We have provided additional detail in the disclosure under "Annual Bonuses" above.

        Also at our 2011 annual meeting, we held an advisory vote on how often we should hold our advisory vote on the compensation of our Named Executive Officers. Our stockholders voted by a large majority for an annual vote. Based on these voting results, we determined to hold our advisory vote on executive compensation on an annual basis.

  Loans to Executive Officers and Board Members

        The committee has determined not to provide loans of any sort, including, but not limited to, relocation loans and loans to pay the exercise price of stock options, to our Named Executive Officers or members of the board of directors. No such loans are outstanding.

  Deductibility of Executive Compensation

        Section 162(m) of the IRC generally limits the deductibility of compensation paid each year to a publicly-held company's chief executive officer and to its three most highly paid senior executive officers, other than the chief financial officer, to $1 million per person. Excluded from the $1 million limitation is compensation that, among other things, meets pre-established performance criteria. The committee's objective is to structure our compensation programs to maximize the deductibility under Section 162(m) of compensation paid, but the committee may provide compensation that may not be tax deductible when under the circumstances it would be in our best interests to do so, and has done so in certain instances in recent years.

Management Compensation Committee Report

        The Management Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

                      The Management Compensation Committee

                      Michael S. Diament (Chairman)
                      William D. Forrest
                      Barry M. Smith

 Summary Compensation Table for 2011, 2010 and 2009

        The following table sets forth, for the three years ended December 31, 2011, 2010 and 2009, the compensation paid by the company to our principal executive officer, principal financial officer, and the three next most highly compensated executive officers serving at December 30, 2011 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Base Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
		($)	($)	($)	($)	($)		($)
René Lerer, M.D.	2011	966,815	1,217,385	2,682,528	1,850,421	183,674	(4)	6,900,823
Chief Executive Officer	2010	937,508	945,545	2,031,568	1,891,080	175,379		5,981,080
	2009	913,500	917,992	2,110,300	1,744,200	176,861		5,862,853
Karen S. Rohan	2011	558,183	386,564	851,803	716,903	91,249	(5)	2,604,702
President	2010	541,262	375,302	806,375	798,379	82,602		2,603,920
	2009	220,833	—	1,023,196	258,375	29,150		1,531,554
Jonathan N. Rubin	2011	429,695	270,541	596,116	389,562	66,115	(6)	1,752,029
Chief Financial Officer	2010	416,670	262,656	564,329	466,466	54,697		1,764,818
	2009	406,000	229,514	527,573	403,920	53,007		1,620,014
Daniel N. Gregoire	2011	393,158	173,274	381,799	306,933	64,965	(7)	1,320,129
General Counsel	2010	381,241	144,196	309,800	346,056	60,649		1,241,942
	2009	370,497	120,023	275,911	279,980	59,417		1,105,828
Tina Blasi	2011	407,272	195,565	430,921	401,411	1,970	(8)	1,437,139
Chief Executive Officer	2010	391,106	187,117	402,083	484,126	1,912		1,466,344
National Imaging Associates, Inc.	2009	380,625	176,891	406,673	344,250	1,875		1,310,314

(1)
The amounts shown in this column represent the aggregate grant date fair values of RSUs awarded in 2011, 2010 and 2009 computed in accordance with ASC Topic 718, without any discount attributable to the risk that the applicable minimum performance thresholds will not be met. The amounts for 2011 were calculated based on the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $49.10 on 3/3/11. The amounts for 2010 were calculated based on the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $42.75 on 3/3/10. The amounts for 2009 were calculated based on the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $32.91 on 3/4/09.

(2)
The amounts shown in this column represent the grant date fair values of the options awarded in 2011, 2010 and 2009 computed in accordance with ASC Topic 718. The amounts for 2011 were calculated based on a value of $12.92 per share determined using Black-Scholes with the following assumptions: risk free interest rate of 1.80%, expected life of 4 years, expected volatility of 29.88%, expected dividend yield of 0%, a term of 10 years, a market value of $49.10 and an exercise price of $49.10. The amounts for 2010 were calculated based on a value of $11.81 per share determined using Black-Scholes with the following assumptions: risk-free interest rate of 1.74%, expected life of 4 years, expected volatility of 31.7%, expected dividend yield of 0%, a term of 10 years, a market value of $42.75 and an exercise price of $42.75. The amounts for 2009 were calculated based on a value of $8.65 per share determined using Black-Scholes with the following assumptions: risk-free interest rate of 1.64%, expected life of 4 years, expected volatility of 30.2%, expected dividend yield of 0%, a term of 10 years, a market value of $32.91 and an exercise price of $32.91. The amount for 2009 for Ms. Rohan was calculated based on a value of $8.44 per share determined using Black-Scholes with the following assumptions: risk-free interest rate of 1.86%, expected life of 4 years, expected volatility of 30.2%, expected dividend yield of 0%, a term of 10 years, a market value of $31.68 and an exercise price of $31.68.

(3)
The amounts shown in this column represent amounts awarded under the STIP for service during the indicated year but paid in the following year. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above for a discussion of the awards.

(4)
Includes $7,350 in company matching 401(k) contributions, a $107,130 SAP contribution in 2012 for 2011 services, $15,297 in supplemental life insurance, and $24,040 in supplemental long term disability insurance, $22,745 in gross-up payments for perquisites and $7,112 for personal use of company car.

(5)
Includes $7,350 in company matching 401(k) contributions, a $61,850 SAP contribution in 2012 for 2011 services, $2,105 in supplemental life insurance, $10,430 in supplemental long term disability insurance, and $9,514 in gross-up payments for perquisites.

(6)
Includes $7,350 in company matching 401(k) contributions, a $47,613 SAP contribution in 2012 for 2011 services, $777 in supplemental life insurance, $6,678 in supplemental long term disability insurance and $3,697 in gross-up payments for perquisites.

(7)
Includes $7,350 in company matching 401(k) contributions, a $43,565 SAP contribution in 2012 for 2011 services, $3,118 in supplemental life insurance, $6,271 in supplemental long term disability insurance and $4,661 in gross-up payments for perquisites.

(8)
Includes $1,970 in company matching 401(k) contributions.

Grants of Plan-Based Awards for 2011

        The following table sets forth, for the year ended December 31, 2011, information regarding grants of non-equity incentive plan awards and all other stock and option awards to the Named Executive Officers.

					All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)(4)
	Grant Date
Name		Threshold	Target	Maximum(2)
		($)	($)	($)	(# of units)	(# of shares)	($/Sh)	($)
René Lerer, M.D.		0	973,906	1,947,812
	3/3/11					207,626	49.10	2,682,528
	3/3/11				24,794			1,217,385
Karen S. Rohan		0	421,708	843,416
	3/3/11					65,929	49.10	851,803
	3/3/11				7,873			386,564
Jonathan N. Rubin		0	259,708	519,416
	3/3/11					46,139	49.10	596,116
	3/3/11				5,510			270,541
Daniel N. Gregoire		0	198,021	396,042
	3/3/11					29,551	49.10	381,799
	3/3/11				3,529			173,274
Tina Blasi		0	205,852	411,704
	3/3/11					33,353	49.10	430,921
	3/3/11				3,983			195,565

(1)
For a discussion of the operation of the STIP, see "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above. Actual awards made under the STIP for service in 2011 are set forth under the column "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table for 2011, 2010 and 2009" above.

(2)
The maximum award represents 200% of the applicable target award. The board retains discretion to award a higher amount under the STIP if it elects to do so.

(3)
The grant date fair values of options shown in this column represent the amounts used by the company for financial reporting purposes calculated in accordance with ASC Topic 718. The grant date fair values of option awards for purposes of determining awards and the assumptions used in calculating those values is described under "Benefit Plans and Awards" below.

(4)
The grant date fair values of RSUs shown in this column represent the amounts used by the company for financial reporting purposes calculated in accordance with ASC Topic 718, without any discount attributable to the risk that the applicable minimum performance thresholds will not be met. The grant date fair values of the RSU awards is equal to the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $49.10 on 3/3/11.

 Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

        Annual Incentive Plan.    In 2011, the executive officers were eligible to participate in the company's Short-Term Incentive Plan ("STIP"), which was designed to award officers (and other employees) bonuses for meeting or exceeding specific financial and other performance targets approved by the Management Compensation Committee for 2011. The target bonus award levels for the executive officers range from 50% to 100% of base salary, as generally specified in their employment agreements. The employment agreements for Dr. Lerer, Ms. Rohan, Mr. Rubin, Mr. Gregoire and Ms. Blasi specify that they are entitled to an annual target bonus opportunity of 100% (and up to 200%, at the discretion of the board), 75%, 60%, 50% and at least 50%, respectively, of their base salary amount. Based on performance in relation to goals, the amount of bonus can range from 0% to 200% of target percentage, depending on individual performance. Awards are funded from an overall company pool, the funding of which is based on the company meeting or exceeding specified financial goals, as described in "Compensation Discussion and Analysis—Annual Bonuses" above. Based on the financial results attained for 2011, the STIP pool was funded at approximately 111% of target funding levels and bonuses were paid to the executive officers on March 15, 2012. Base salary and STIP payments as a percentage of total compensation for 2011 represented 41%, 49%, 47%, 53% and 56% for Dr. Lerer, Ms. Rohan, Messrs. Rubin and Gregoire, and Ms. Blasi.

        2011 Management Incentive Plan.    The shareholders approved the 2011 MIP at the annual meeting of shareholders held on May 18, 2011. The 2011 MIP is administered by the Management Compensation Committee of the board and allows several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards and restricted stock units ("RSUs"). The plan authorized awards covering a total of up to 5,000,000 shares of common stock, plus the amount of future forfeitures under the 2008 MIP, 2006 MIP, the 2003 MIP and the 2006 Director Equity Compensation Plan. The 2011 MIP also permits the grant of performance-based cash bonus awards to executives and grants of equity to directors. On March 3, 2011, the company awarded under the 2011 MIP options to purchase 207,626, 65,929, 46,139, 29,551 and 33,353 shares of common stock and RSU awards for 24,794, 7,873, 5,510, 3,529 and 3,983 shares of common stock to Dr. Lerer, Ms. Rohan, Mr. Rubin, Mr. Gregoire and Ms. Blasi, respectively. The options have an exercise price of $49.10 per share, the closing price of the common stock on the date of award, and a term of 10 years. The options and RSUs vest ratably over a three-year period. The vesting of the RSUs is subject to satisfaction of certain minimum performance thresholds. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Equity Awards." The stock option awards to Dr. Lerer, Ms. Rohan, Mr. Rubin, Mr. Gregoire, and Ms. Blasi were valued at $17.59 per share by our compensation consultant for purposes of determining the awards using Black-Scholes based on a risk free interest rate of 3.10%, an expected life of 7 years, expected volatility of 26.90%, an expected dividend yield of 0%, a term of 10 years, a market value of $49.10 and an exercise price of $49.10. The RSU awards were valued at the $49.10 closing price of the common stock on the date of the award.

        Perquisites.    The employment agreement with Dr. Lerer provides that he is entitled to the same welfare benefits as provided to other senior level executives of the company and an annual auto allowance of up to $25,000. The employment agreements with Ms. Rohan, Messrs. Rubin and Gregoire and Ms. Blasi entitle them to the benefits of employment as are from time to time provided to salaried employees of the company or adopted for employees at their level of responsibility. Under the company's benefit arrangements, each of them receives supplemental life and disability insurance. We do not provide perquisites other than supplemental life and disability insurance, except in the case of Dr. Lerer's automobile allowance, which is included in his employment agreement. The company also provides a gross-up payment to cover the tax cost to certain of the Named Executive Officers of receiving non-cash perquisites. For a description of various provisions in those employment agreements in the event of a termination of employment without cause or for good reason, see "Employment Contracts and Termination of Employment and Change of Control Payments" below.

        Deferred Compensation Plan.    The Supplemental Accumulation Plan (the "SAP") is a deferred compensation plan which is designed to promote the retention of key executives. The SAP is a calendar year based plan that is funded by the company through a fixed percentage of an executive's base salary. Annually, the Management Compensation Committee approves the percentage contribution for the executive officers. It may also be funded by the executive officers through voluntary deferrals of base and/or incentive compensation. For 2011, the Company awarded Dr. Lerer, Ms. Rohan, Mr. Rubin and Mr. Gregoire a company contribution of 11% of base salary. Both company and voluntary contributions are paid to a trust sponsored by a third party administrator and invested in one or more mutual funds selected by the respective executive officer. Returns on each individual's account balance are based on the performance of their selected investments.

        The fixed percentage amount contributed to the trust and any appreciation thereon is paid to the executive officer following termination from the company, provided that the executive officer has complied with covenants not to compete with the company during that time period and the termination was not "for cause."

        The terms of the SAP provide that the amounts deposited in the trust on behalf of executive officers are to be immediately and fully vested upon a change of control of the company (as defined in the SAP document).

        The company does not maintain any pension benefit plans.

 Outstanding Equity Awards at December 31, 2011

        The following table sets forth for the Named Executive Officers the number of shares and the value of option and stock awards as at December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options					Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
				Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
	(#)	(#)		($)		(#)		($)
René Lerer, M.D.	31,450	—		34.57	03/10/15
	79,519	—		38.52	02/24/16
	53,012	—		38.52	02/24/16
	180,391	—		40.63	03/02/17
	206,781	—		41.47	03/05/18
	12,622	81,311	(2)	32.91	03/04/19
	57,341	114,680	(3)	42.75	03/03/20
	—	207,626	(4)	49.10	03/03/21
						9,298	(5)	459,972
						14,745	(6)	729,435
						24,794	(7)	1,226,559
Karen S. Rohan	18,835	40,417	(8)	31.68	09/01/19
	5,760	45,519	(3)	42.75	03/03/20
	—	65,929	(4)	49.10	03/03/21
						5,852	(6)	289,498
						7,873	(7)	389,477
Jonathan N. Rubin	75,358	—		40.68	10/01/18
	40,656	20,327	(2)	32.91	03/04/19
	15,928	31,856	(3)	42.75	03/03/20
	—	46,139	(4)	49.10	03/03/21
						2,324	(5)	114,968
						4,096	(6)	202,629
						5,510	(7)	272,580
Daniel N. Gregoire	13,005	—		38.52	02/24/16
	8,670	—		38.52	02/24/16
	20,365	—		40.63	03/02/17
	25,293	—		41.47	03/05/18
	—	10,631	(2)	32.91	03/04/19
	8,744	17,488	(3)	42.75	03/03/20
	—	29,551	(4)	49.10	03/03/21
						1,215	(5)	60,106
						2,248	(6)	111,209
						3,529	(7)	174,580
Tina Blasi	—	15,669	(2)	32.91	03/04/19
	10,138	22,697	(3)	42.75	03/03/20
	—	33,353	(4)	49.10	03/03/21
						1,791	(5)	88,601
						2,918	(6)	144,353
						3,983	(7)	197,039

(1)
Market value is calculated based on the closing price of $49.47 on 12/30/11, the last trading day prior to 12/31/11.

(2)
The options were awarded on 3/4/09 and the remaining options vest on 3/4/12.

(3)
The options were awarded on 3/3/10 and vest as to 50% on each of 3/3/12 and 3/3/13.

(4)
The options were awarded on 3/3/11 and vest as to 33 1/3% on each of 3/3/12, 3/3/13 and 3/3/14.

(5)
The RSU award was made on 3/4/09 and vests on 3/4/12.

(6)
The RSU award was made on 3/3/10 and vests as to 50% on each of 3/3/12 and 3/3/13.

(7)
The RSU award was made on 3/3/11 and vests as to 33 1/3% on each of 3/3/12, 3/3/13 and 3/3/14.

(8)
The options were awarded on 9/1/09 and vest on 9/1/12.

Option Exercises and Stock Vested for 2011

        The following table sets forth for the Named Executive Officers the number of shares acquired and the value realized upon the exercise of stock options and the vesting of stock awards during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
	(#)	($)	(#)	($)
René Lerer, M.D.	150,000	2,603,447	14,649	713,055
Karen S. Rohan	49,000	656,715	1,970	96,727
Jonathan N. Rubin	—	—	2,928	143,201
Daniel N. Gregoire	10,631	236,340	2,176	105,929
Tina Blasi	46,546	566,765	4,251	209,844

(1)
The value realized on exercise of stock options is equal to the actual sale price, where options were exercised and the shares issued under those options were immediately sold, less the exercise price, multiplied by the number of shares acquired.

(2)
The stock awards consist of RSUs granted on 3/3/10 which vest as to one-third on each of 3/3/11, 3/3/12 and 3/3/13, RSUs granted on 3/4/09 which vest as to one-third on each of 3/4/10, 3/4/11 and 3/4/12, RSUs granted on 6/2/08 which vested as to one-third on each of 6/2/09, 6/2/10 and 6/2/11, RSUs granted on 3/5/08 which vested as to one-third on each of 3/5/09, 3/5/10 and 3/5/11, RSUs granted on 3/3/08 which vested as to one-third on each of 3/3/09, 3/3/10 and 3/3/11. RSU awards granted on 3/3/10 and vesting on 3/3/11 were reduced to the following individuals by the following amounts in order to satisfy tax withholding requirements: Dr. Lerer 2,422 shares, Ms. Rohan 957 shares, Mr. Rubin 686 shares, and Mr. Gregoire 388 shares. RSU awards granted on 3/4/09 and vesting on 3/4/11 were reduced to the following individuals by the following share amounts in order to satisfy tax withholding requirements: Dr. Lerer 3,849 shares, Mr. Rubin 759 shares and Mr. Gregoire 394 shares. RSU awards granted as of 3/5/08 and vesting on 3/5/11 were reduced to the following individuals by the following share amounts for the same reason: Dr. Lerer 3,186 shares and Mr. Gregoire 292 shares. The RSU award granted on 6/2/08 and vesting on 6/2/11 was reduced to Ms. Blasi by 174 shares for the same reason.

(3)
The value realized on vesting of RSUs is equal to the closing price of the company's common stock on the vesting date (or if the vesting date fell on a weekend, the next business day), multiplied by the number of shares affected. The values realized include shares withheld by the company to satisfy tax withholding requirements.

 Nonqualified Deferred Compensation

        The following table sets forth for the Named Executive Officers information regarding contributions, earnings, withdrawals and balances for nonqualified deferred compensation plans for the year ended December 31, 2011 and as of that date.

Name	Executive Contributions in 2011	Company Contributions in 2011(1)	Aggregate Earnings in 2011(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/30/2011(2)
	($)	($)	($)	($)	($)
René Lerer	—	104,009	(6,761)	—	709,197
Karen S. Rohan	—	60,049	(2,308)	—	89,026
Jonathan N. Rubin	—	46,226	1,250	—	118,485
Daniel N. Gregoire	—	42,296	(8,046)	—	231,290
Tina Blasi	—	—	—	—	—

(1)
The contributions included in this column do not include SAP contributions made by the company in March 2012 for service in 2011 in the following amounts: $107,130 to Dr. Lerer, $61,850 to Ms. Rohan, $47,613 to Mr. Rubin, and $43,565 to Mr. Gregoire. These contributions are included in the "Summary Compensation Table for 2011, 2010 and 2009" above under the column "All Other Compensation" and the related footnotes. The contributions included in this column were made in March 2011 for service in 2010.

(2)
The amounts included in this column are not included in the individual's compensation specified in the "Summary Compensation Table for 2011, 2010 and 2009" above. The amounts are based on returns generated in their SAP accounts held in a separate trust and administered by a third party.

EXECUTIVE OFFICERS

Executive Officers of the Company

Name	Age	Position	Year Appointed
René Lerer	56	Chairman and Chief Executive Officer	2008
Karen S. Rohan	49	President	2009
Jonathan N. Rubin	48	Chief Financial officer	2008
Daniel N. Gregoire	56	General Counsel and Secretary	2005
Tina Blasi	54	Chief Executive Officer, National Imaging Associates, Inc.	2008
Caskie Lewis-Clapper	47	Chief Human Resources Officer	2004
Keith Dixon, Ph.D.	62	President, Behavioral Health	2011
Kim Mageau	54	President, Magellan Pharmacy Solutions	2011

        Information for René Lerer, M.D., our Chief Executive Officer, is presented above under "Directors."

        Karen S. Rohan became President in August 2009. Prior to joining the company at that time, she served from 2005 to 2009 as the President of the Group Disability, Dental and Vision Care businesses of CIGNA Corporation. During her career at CIGNA, which she joined in 1991, Ms. Rohan held several positions with increasing responsibilities in business strategy, operations and finance, including positions as president of the company's specialty businesses, including behavioral health and pharmacy, chief underwriting officer for its health care business, and vice president and business financial officer for health care field operations.

        Jonathan N. Rubin became Chief Financial Officer of the company in September 2008. Prior to joining the company at that time, he served as Senior Vice President, Dental and Vision for CIGNA Healthcare and Senior Vice President and Chief Financial Officer of the HealthCare Division of CIGNA Healthcare, CIGNA's largest division, from 2004 to 2008. He previously served in various capacities with CIGNA from 1985 to 2004.

        Daniel N. Gregoire became General Counsel and Secretary in January 2005. Mr. Gregoire was formerly Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc., a New York Stock Exchange-listed managed care company, from 2000 to 2004. Prior to joining Oxford, Mr. Gregoire was an attorney and shareholder with Sheehan Phinney Bass + Green PA, a Manchester, New Hampshire-based law firm, from 1981 to 2000.

        Tina Blasi became Chief Executive Officer of the company's radiology benefits management subsidiary, National Imaging Associates, Inc. ("NIA") in January 2008. Prior to joining NIA, Ms. Blasi co-founded and served, from 1999 to 2007, as Chief Operating Officer of Lumenos, a privately held consumer-directed health plan which was acquired by WellPoint, Inc. in 2005. She previously served as Chief Operating Officer and in other senior management positions with Value Behavioral Health.

        Caskie Lewis-Clapper became Chief Human Resources Officer of the company in 2004. She previously held several senior positions in human resources since joining the company in 1999. Prior to joining Magellan, Ms. Lewis-Clapper served as Human Resources Operations lead for Helix Health, a Baltimore, Maryland-based health care system. Prior to joining Helix, she was with General Physics Corporation, where as a staff consultant she worked with clients across several industries on learning, organization development and performance improvement initiatives.

        Keith Dixon, Ph.D. became the President of our Behavioral Health business in January 2011, when he joined the company. He previously served as President of CIGNA Behavioral Health from 1997-2006 and President of CIGNA Health Solutions from 2006-2010. Prior to joining CIGNA, he served as President of United Behavioral Health, a subsidiary of United Health Group.

        Kim Mageau became the President of our Pharmacy Solutions business in October 2011. She previously served as Senior Vice President, Operations of our specialty pharmacy business since early in 2011. Prior to joining Magellan, she served in several senior roles with Prime Therapeutics, LLC from 2006 to 2010 including as President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

Employment Contracts and Termination of Employment and Change of Control Payments

        The following is a description of certain provisions of employment agreements between the company and the Named Executive Officers.

        René Lerer, M.D.    In connection with his appointment to the position of President and Chief Executive Officer on February 19, 2008, the company entered into a new employment agreement with Dr. Lerer, as amended on December 16, 2008. The agreement was for a three-year term beginning on February 19, 2008, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed for an additional one-year term on February 19, 2012. The company is required to pay Dr. Lerer a base salary of $900,000 per year, with annual review for increase by the board or a duly authorized committee. His base salary was increased by 3% on April 1, 2011 to $973,906. His base salary was increased by a further 3% on April 1, 2012. Dr. Lerer is entitled to an annual target bonus opportunity of 100% of base salary with the ability to earn up to 200% of base salary at the discretion of the board or a duly authorized committee, subject to achievement of performance targets fixed by the board or a duly authorized committee under the applicable management incentive plan operated by the company. The committee may, in its discretion, authorize the company to pay to Dr. Lerer additional bonus amounts if it finds that it is warranted under the circumstances. The agreement also provides that the company will make an annual equity grant to Dr. Lerer as determined by the board or a duly authorized committee based on performance and compensation trends in the industry. As part of an agreed-upon equity package negotiated as part of his new employment agreement, the company on March 5, 2008 made the following awards to Dr. Lerer: options to purchase 206,781 shares exercisable at $41.47 per share and an RSU award for 22,305 shares, both of which vested in one-third increments on March 5, 2009, 2010 and 2011. The agreement provides for benefits commensurate with Dr. Lerer's position and a company car allowance of up to $25,000 per year. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Dr. Lerer:  If Dr. Lerer resigns without good reason as described below, he would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

  •
  Termination without cause by the company or with good reason by Dr. Lerer:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested (options that are not exercisable as of the date of termination because the applicable minimum performance thresholds have not been satisfied will not become exercisable unless and until the applicable minimum performance thresholds are satisfied during a two-year period), continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages until he and his spouse reach age 65, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. Under the employment agreement, good reason for termination by Dr. Lerer includes a reduction of his base salary or bonus opportunity, a material diminution of his duties or authorities or a failure by the company to re-elect him to the board, a change in his reporting responsibility to someone other than the board, any required relocation or for any reason during the 30-day period immediately following the six-month anniversary of a change of control. The company estimates that if Dr. Lerer had terminated employment on December 31, 2011 under these circumstances, he would have been entitled to approximately $973,906 in bonus for the year of termination, $3,895,624 of severance, and the cost of making available to him and his spouse medical and dental coverage until each of them reaches age 65 ("continuing health coverage"), which is estimated at current cost as $127,200. In addition, the value of stock options and RSU awards which would have vested on an accelerated basis would have been $4,609,948 based on the $49.47 closing price of the company's stock on that date.

  •
  Termination without cause by the company or with good reason (as defined above) by Dr. Lerer in connection with, or within three years after, a change of control:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested (options that are not exercisable as of the date of termination because the applicable minimum performance thresholds have not been satisfied will not become exercisable unless and until the applicable minimum performance thresholds are satisfied during a two-year period), continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages until he and his spouse reach age 65, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Dr. Lerer had terminated employment on December 31, 2011 under these circumstances, he would have been entitled to approximately $973,906 in bonus for the year of termination, $5,843,436 of severance, and the cost of continuing health coverage for him and his spouse, which is estimated at current cost as $127,200. In addition, the value of stock options and RSU awards which would have vested on an accelerated basis would have been $4,609,948 based on the $49.47 closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Dr. Lerer (or his estate) would receive all base salary accrued through the end of the month in which termination occurs and pro rata target bonus for the year in which termination occurs, if termination is due to disability a cash payment equal to two times base salary plus target bonus, accelerated vesting of all outstanding equity awards not yet vested, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Dr. Lerer's employment had terminated on December 31, 2011 under these circumstances, he would have been entitled to approximately $973,906 in bonus for the year of termination, $3,895,624 of severance and the cost of continuing health coverage for him and his spouse, which is estimated at current cost as $127,200. In addition, the value of stock options and RSU awards which would have vested on an accelerated basis would be $4,609,948 based on the $49.47 closing price of the company's stock on that date.

        In addition, if any of the payments or benefits received by Dr. Lerer in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Dr. Lerer an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Dr. Lerer would not have received a gross-up payment with respect to excise tax under Section 4999 if his employment had terminated on December 31, 2011.

        Following termination of employment, Dr. Lerer will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive base salary or in respect of which he is paid base salary in a lump sum, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Karen S. Rohan.    In connection with her appointment as the company's President, the company entered into an employment agreement and related amendment no. 1 with Ms. Rohan on July 28, 2009. The agreement provides for an initial one year term beginning on August 1, 2009, the date on which she began service as the president, which is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 180 days prior to the end of any then-existing term. The agreement was automatically renewed by the company for an additional one year term on August 1, 2011. Any failure to renew the agreement by the company is considered a termination without cause. Pursuant to the agreement, Ms. Rohan will receive a base salary of $530,000 per year, with a periodic review by the company. Her base salary was increased by 3% on April 1, 2011 to $562,277. Her base salary was increased by a further 4% on April 1, 2012. For 2011, Ms. Rohan was entitled to an annual target bonus opportunity of 75% of her base salary under the STIP. Her target bonus opportunity was increased to 85% of her base salary beginning in 2012. Ms. Rohan also received a sign-on grant of options under the 2008 MIP for 121,252 shares exercisable at $31.68 per share which vested in one-third increments on September 1, 2010, 2011 and 2012.

        Ms. Rohan will also be entitled to benefits and participation in other compensation plans on a basis at least as favorable as other similarly situated senior level executives of the company. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Ms. Rohan:  If Ms. Rohan resigns without good reason as described below, she would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options or RSU awards.

  •
  Termination without cause by the company.  Upon any such termination, Ms. Rohan would receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options or RSU awards, and the continued payment of her base pay for a period of twelve months after the date of termination. Also, the company may in its discretion pay her a pro-rata portion of any bonus that she would have earned had she been employed for the full calendar year, conditioned on the satisfaction of applicable financial targets established by the board in the STIP. The agreement is considered terminated without cause by the Company if, among other things, Ms. Rohan's position is relocated, or there is a material reduction in her base salary, or if the company provides notice of non-renewal of a then-existing term of the agreement. The company estimates that if Ms. Rohan had terminated employment on December 31, 2011 under these circumstances, she would have been entitled to approximately $562,277 of continued base pay and $4,118 in additional payments and benefits.

  •
  Termination without cause by the Company or with good reason by Ms. Rohan in connection with, or within two years after, a change in control:  Upon any such termination, Ms. Rohan would be entitled to receive all base salary and paid time off accrued through the date of termination, pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, COBRA benefits for eighteen months after termination, the vested portion of any retirement, deferred compensation or other benefit plan, and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Ms. Rohan for these purposes includes a material reduction in her base salary or her bonus opportunity, a material diminution in her duties or responsibilities, or a relocation. The company estimates that if Ms. Rohan had terminated employment on December 31, 2011 under these circumstances, she would have been entitled to $421,708 of bonus for the year of termination, $1,967,970 of severance and $6,177 in additional payments and benefits. In addition, the value of stock options and RSU awards which would have vested on an accelerated basis would have been $1,728,276 based on the $49.47 closing price of the company's stock on that date.

  •
  Termination for death or disability:  Upon any such termination, Ms. Rohan (or her estate) would receive all base salary and paid time off accrued through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options or RSU awards. In addition, the company may in its discretion pay Ms. Rohan (or her estate) a pro rata portion of any bonus earned under any bonus plan in which she participates in the year of termination, subject to achievement of applicable financial targets.

  •
  Termination with cause.  Upon any such termination, Ms. Rohan would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

        In addition, if during a three year period beginning on August 1, 2009, any of the payments or benefits received by Ms. Rohan in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the Internal Revenue Code, then the Company is required to pay Ms. Rohan an additional gross-up amount such that the net amount retained by her after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which she was entitled before the imposition of such income and excise tax on her. After such three-year period, that provision will no longer be effective. The Compensation Committee determined that it was necessary to agree to this gross-up provision in order to incent Ms. Rohan to join the company. The company estimates that Ms. Rohan would not have received a gross-up payment with respect to excise tax under Section 4999 if her employment had terminated on December 31, 2011.

        Following her termination under any circumstances, Ms. Rohan will be subject to a non-competition covenant and covenants prohibiting her from soliciting any Company customers or soliciting or hiring employees for a period of one year following her termination or any longer period for which she continues to receive base salary or in respect of which base salary is paid in a lump sum.

        Jonathan N. Rubin.    In connection with his appointment as the company's Chief Financial Officer, the company entered into an employment agreement and related amendment no. 1 with Mr. Rubin on August 11, 2008. The agreement provides for an initial one-year term beginning on September 8, 2008, the date on which he began serving as the chief financial officer, which is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 180 days prior to the end of any then-existing term. The agreement was automatically renewed by the company for an additional one year term on September 7, 2011. Any failure to renew the agreement by the company is considered a termination without cause. The company is required to pay Mr. Rubin a base salary of $400,000 per year, with annual review for increase by the company. Effective April 1, 2011, Mr. Rubin's base salary was increased by 3% to $432,847. His base salary was increased by a further 8.5% on April 1, 2012. For 2011, Mr. Rubin was entitled to an annual target bonus opportunity of 60% of his base salary under the STIP. His target bonus opportunity was increased to 75% of his base salary beginning in 2012. Mr. Rubin also received a grant of options under the 2008 MIP for 75,358 shares exercisable at $40.68 per share which vested in one-third increments on October 1, 2009, 2010 and 2011. Mr. Rubin will also be entitled to benefits and participation in other compensation plans, including annual incentive and stock option plans, on a basis at least as favorable as other similarly situated senior level executives of the company. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Rubin:  If Mr. Rubin resigns without good reason as described below, he would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

  •
  Termination without cause by the company:  Upon any such termination, Mr. Rubin would receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options or RSU awards, and the continued payment of his base salary for a period of twelve months after the date of termination. Also, the company may in its discretion pay him a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, conditioned on the satisfaction of financial targets established by the board in the STIP. The agreement is considered terminated without cause by the company if, among other things, Mr. Rubin's position is relocated or there is a material reduction in his base salary, or if the company provides notice of non-renewal of a then-existing term of the agreement. The company estimates that if Mr. Rubin had terminated employment on December 31, 2011 under these circumstances, he would have been entitled to approximately $432,847 of continued base pay and $9,275 in additional payments and benefits.

  •
  Termination without cause by the company or with good reason by Mr. Rubin in connection with, or within two years after, a change of control:  Upon any such termination, Mr. Rubin would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options or RSU awards. Under the employment agreement, good reason for termination by Mr. Rubin for these purposes includes a material reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation. The company estimates that if Mr. Rubin had terminated employment on December 31, 2011 under these circumstances, he would have been entitled to approximately $259,708 in bonus for the year of termination, $1,385,110 of severance, and $13,912 in additional payments and benefits. In addition, the value of stock options and RSU awards which would have vested on an accelerated basis would have been $1,157,936 based on the $49.47 closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Mr. Rubin would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Mr. Rubin (or his estate) would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination. Also, the company may in its discretion pay him (or his estate) a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, conditioned on the satisfaction of company financial targets established by the board in the STIP.

        In addition, if any of the payments or benefits received by Mr. Rubin in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Rubin an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Mr. Rubin would not have received a gross-up payment with respect to excise tax under Section 4999 if his employment had terminated on December 31, 2011.

        Following his termination under any circumstances, Mr. Rubin will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or soliciting or hiring employees for a period of one year following his termination or any longer period for which he continues to receive base salary or in respect of which base salary is paid in a lump sum.

        Daniel N. Gregoire.    Under the employment agreement between Mr. Gregoire and the company, effective January 24, 2005, as amended on July 28, 2006 and December 1, 2008, Mr. Gregoire serves as Executive Vice President, General Counsel and Secretary of the company. The agreement was for a one-year term ending on December 31, 2005, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 1, 2012. The company will pay Mr. Gregoire a base salary of $325,000 per year, with annual review for increase by the board or a duly authorized committee thereof. Mr. Gregoire's base salary for 2011 was set at $396,042. His base salary was increased by 3% on April 1, 2012. Mr. Gregoire is entitled to an annual target bonus opportunity of 50% of base salary, subject to achievement of performance targets under the applicable management incentive plan operated by the company. Under the agreement, the company granted Mr. Gregoire 50,000 options to purchase shares at an exercise price of $36.16 on January 24, 2005 with a ten-year term. The agreement provides for benefits commensurate with Mr. Gregoire's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Gregoire:  If Mr. Gregoire resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option and RSU awards.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination, if termination occurs after June 30 pro rata target bonus for the year in which termination occurs, severance equal to the sum of base salary plus target bonus payable in a single cash installment immediately after termination, any other amounts accrued and unpaid as of the date of termination and any other payments payable under applicable benefit plans, including the company's deferred compensation plan and his stock options and RSU awards. Under the employment agreement, good reason for termination by Mr. Gregoire includes a reduction in his base salary, a material diminution in his duties and authorities, a change in reporting responsibility, or a relocation. The company estimates that if Mr. Gregoire terminated employment on December 31, 2011 under these circumstances, he would have been entitled to approximately $198,021 in bonus for the year of termination, $594,063 in severance and $13,791 in additional payments and benefits.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire in connection with or within two years after a change in control:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Mr. Gregoire for these purposes includes a material reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation. The company estimates that, if Mr. Gregoire terminated employment on December 31, 2011 under these circumstances, he would have been entitled to approximately $198,021 in bonus for the year of termination, $1,188,126 in severance, and $20,686 in additional payments and benefits. In addition, the value of stock options and RSU awards which would have vested on an accelerated basis would have been $650,397 based on the $49.47 closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Mr. Gregoire would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock options and RSU awards.

  •
  Termination for death or disability:  Upon any such termination, Mr. Gregoire (or his estate) would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including stock option or RSU awards. In addition, the company may pay Mr. Gregoire a pro rata portion of any bonus for any bonus plan in which he participates in the year of termination, subject to achievement of applicable company financial performance targets.

        In addition, if any of the payments or benefits received by Mr. Gregoire in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Gregoire an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Mr. Gregoire would not have received a gross-up payment with respect to excise tax under Section 4999 if his employment had terminated on December 31, 2011.

        Following his termination, Mr. Gregoire will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive base salary or in respect of which base salary is paid in a lump sum, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Tina Blasi.    The company entered into an employment agreement and related amendment no. 1 with Ms. Blasi on February 25, 2008 for her to serve as the Chief Executive Officer of National Imaging Associates, Inc. ("NIA"). The agreement provides for an initial one-year term beginning on February 25, 2008, which is automatically renewed for successive one-year terms unless either party provides notice of non-renewal at least 15 days prior to the end of any then-existing term. The agreement was automatically renewed for an additional one-year term on February 25, 2012. Any failure to renew the agreement by the company is considered a termination without cause. The company will pay Ms. Blasi a base salary of $375,000 per year, with annual review for increase. Ms. Blasi's base salary for 2011 was set at $411,704. Her base salary was increased by 4% on April 1, 2012. Ms. Blasi is entitled to an annual target bonus opportunity of at least 50% of her base salary under the STIP. Ms. Blasi also received a sign-on bonus of $50,000, a grant of options under the 2008 MIP for 30,000 shares exercisable at $41.98 per share which vested in one-third increments on March 3, 2009, 2010 and 2011, and a grant of 1,500 RSUs under the 2008 MIP which vested in one-third increments on June 2, 2009, 2010 and 2011. Ms. Blasi will also be entitled to benefits and participation in other compensation plans, including annual incentive and stock options plans, as may be in effect for employees at her level. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Ms. Blasi:  If Ms. Blasi resigns without good reason as described below, she would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

  •
  Termination without cause by the company:  Upon any such termination, Ms. Blasi would receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options or RSU awards, and the continued payment of her base salary for a period of twelve months after the date of termination. Also, the company may in its discretion pay her a pro rata portion of any bonus that she would have earned had she been employed for the full calendar year, subject to achievement of applicable company financial performance targets. The agreement is considered terminated without cause by the company if, among other things, Ms. Blasi's position is relocated or there is a material reduction in her base salary, or if the company provides notice of non-renewal of the agreement. The company estimates that if Ms. Blasi had terminated employment on December 31, 2011 under these circumstances, she would have been entitled to approximately $411,704 of continued base pay and $3,478 in additional payments and benefits.

  •
  Termination without cause by the company or with good reason by Ms. Blasi in connection with, or within 18 months after, a change of control:  Upon any such termination, Ms. Blasi would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to 1.5 times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all stock options, and any other payments payable under applicable benefit plans, the vested portion of any of any retirement, deferred compensation or other benefit plan, including vested stock options or RSU awards. Under the employment agreement, good reason for termination by Ms. Blasi for these purposes includes a material reduction in her salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or her bonus opportunity, a material diminution in her duties or responsibilities or a relocation. The company estimates that if Ms. Blasi had terminated employment on December 31, 2011 under these circumstances, she would have been entitled to approximately $205,852 in bonus for the year of termination, $926,334 of severance, and $5,217 in additional payments and benefits. In addition, the value of her stock options which would have vested on an accelerated basis would have been $854,336, based on the $49.47 closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Ms. Blasi would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Ms. Blasi (or her estate) would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination. Also, the company may in its discretion pay her (or her estate) a pro rata portion of any bonus that she would have earned had she been employed for the full calendar year, subject to achievement of applicable company financial performance targets.

        Following her termination under any circumstances, Ms. Blasi will be subject to a non-competition covenant and covenants prohibiting her from soliciting any company customers or soliciting or hiring employees for a period of one year following her termination or any longer period for which she continues to receive base salary or in respect of which base salary is paid in a lump sum.

  Change in Control Definitions

        For purposes of Dr. Lerer's employment agreement, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 30% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date the agreement was entered into or whose election or nomination was supported by two-thirds of the incumbent directors, (iii) the company adopts a plan of liquidation providing for the distribution of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company combines with another company and is the surviving corporation but the existing shareholders own 50% or less of the voting interests in the combined company. For purposes of Mr. Rubin's, Ms. Rohan's, Mr. Gregoire's and Ms. Blasi's amended employment agreements, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 51% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date of their employment agreement amendments or whose election or nomination was supported by a majority of the incumbent directors, (iii) the company's board and, if required, the shareholders approve the dissolution of the company or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company merges or combines with another company and the existing shareholders own 50% or less of the voting interests in the successor company.

Certain Relationships and Related Party Transactions

        Robert Le Blanc, who is our lead director, is a Managing Director of Onex. Pursuant to the company's Plan of Reorganization and a Stock Purchase Agreement dated as of December 18, 2003, Magellan Holdings LP ("Holdings"), an affiliate of Onex, purchased 8,552,700 shares of Multiple and Variable Vote Restricted Common Stock ("Multi-Vote Common Stock") of the company. Since consummation of the plan of reorganization, Onex purchased from the company additional shares of Multi-Vote Common Stock as partial fulfillment of a commitment by Holdings pursuant to the Stock Purchase Agreement. Onex converted all of its Multi-Vote Common Stock into common stock and sold those shares as of May 20, 2005, June 2, 2005 and November 9, 2005. Under the company's plan of reorganization, certain of its creditors, including Onex, were given the option to receive shares of common stock or in lieu of such shares $9.78 per share in cash. In order to fund these cash payments, under the Stock Purchase Agreement, Holdings committed to purchase additional shares of common stock at the same $9.78 per share price. The company did not issue any shares to Holdings under this commitment in 2011, although it may do so in the future. The company does not expect any future issuances of shares to Holdings under this arrangement to be material in amount.

        William McBride, one of our directors, also serves on the board of directors of Amerigroup Corporation, a publicly traded sponsor of Medicaid and Medicare health plans. The company has a radiology benefits management agreement with a subsidiary of Amerigroup under which the company derived revenues of approximately $1.8 million during 2011.

Report of Audit Committee

        The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to the shareholders, the periodic financial reports filed with the SEC, the system of internal controls which management and the board of directors have established and the audit process. The committee operates pursuant to a written charter, a copy of which is available on the Corporate Governance section of the company's internet site at www.MagellanHealth.com. As set forth in the charter, management of the company is responsible for the preparation, presentation and integrity of the company's financial statements and for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and on the company's internal controls over financial reporting. The independent auditors are accountable to the board and the Audit

Committee. The Audit Committee has the authority and responsibility to retain and terminate the company's independent auditors.

        In performance of this oversight function, the committee has reviewed and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        The members of the Audit Committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards or that the company's auditors are in fact "independent."

        Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.

                      The Audit Committee

                      Michael P. Ressner (Chairman)
                      William J. McBride
                      Michael S. Diament

        The information set forth above under the headings "Report of Management Compensation Committee" and "Report of Audit Committee" does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the filing specifically incorporates such information by reference therein.

 PROPOSAL NUMBER TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are including in this proxy statement a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K. The vote does not cover the compensation paid to our directors or our policies for compensating employees as they relate to risk management. The text of the resolution in respect of Proposal Number Two is as follows:

          "RESOLVED, that the compensation paid to the company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

2011 Executive Compensation Highlights

  •
  Our 1-year and 3-year growth in our revenues, EBITDA, net income and diluted earnings per share were all above the median for the Comparable Companies (as defined under "Executive Compensation—Compensation Discussion and Analysis—Comparable Companies and Other Market Data Assessment" above), in most cases substantially.

  •
  During 2011 we returned $401.5 million to shareholders through open-market share repurchases.

  •
  Our annual and long-term incentive compensation is 100% performance-based.

  •
  A large portion of our Named Executive Officers' 2011 compensation was variable based on their performance—over 85% for our CEO.

  •
  A large portion of our executives' 2011 compensation was in the form of equity grants which vest over time and are directly tied to the creation of shareholder value—approaching 60% for our CEO.

  •
  The long-term incentive compensation of our executives is 75% in the form of options, which only have a realizable value to our executives if value is created for our shareholders; if no value is created, then this incentive compensation provides no value to our executives.

  •
  We have strong equity ownership requirements for our executives and clawback provisions which help align the interests of our executives with those of our shareholders.

        As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, retain and reward our executive officers, in order to deliver value to our stockholders. The executive compensation programs are designed and administered by our Management Compensation Committee (the "Committee"), which consists of three independent directors, with advice and support from independent compensation consultants. Our compensation programs have been developed using the following principles:

  •
  Our compensation programs are designed to reward performance on an individual level, performance within the executive's area of responsibility and the performance of the company as a whole.

  •
  We use comparable company compensation data to set the cash compensation of our executive officers at levels at or below the averages paid by comparable companies in order to recruit and retain appropriate personnel, and to set long-term incentive compensation at levels that are materially above the average where performance is correspondingly above average.

  •
  Our compensation programs are designed to support both the short-term and long-term financial, operating and other goals of the company.

  •
  Our compensation programs balance the need to incent and reward short-term results with the need to build long-term value for our stockholders.

        During and after the end of 2011, we made several changes to our compensation policies and practices, based on comments from some of our larger institutional shareholders. These changes are described under "Executive Compensation—Compensation Discussion and Analysis—Consideration of Stockholder Votes on Executive Compensation." We believe that these changes reinforce the company's commitment to aligning the interests of our executive officers with those of our shareholders. We urge shareholders to read the "Compensation Discussion and Analysis" section above.

        We are recommending that stockholders vote for approval of the compensation to our Named Executive Officers for 2011 because we believe that their efforts were instrumental in achieving our successful operating results in 2011 and that our compensation programs functioned in 2011 as they were designed to do in accordance with the principles discussed above.

        The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve Proposal Number Two.

        The stockholder vote on Proposal Number Two is advisory and therefore not binding on the company and the Committee. However, our board of directors and the Committee value the opinions of our stockholders, and the Committee will review and consider the voting results when acting on our executive compensation programs in the future. The next stockholder vote on executive compensation will be in connection with the 2013 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" PROPOSAL NUMBER TWO

PROPOSAL NUMBER THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        Following the recommendation of our Audit Committee, our board of directors has appointed, and recommends shareholder ratification of the appointment of, Ernst & Young LLP as our independent auditor for the fiscal year 2012. Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" PROPOSAL NUMBER THREE

Audit, Audit-Related, Tax and Other Fees and Approval of Audit and Non-Audit Services

        Ernst & Young LLP was our independent auditor for the year ending December 31, 2011, and has been selected by our audit committee to be our independent auditor for the year ending December 31, 2012. Under the Audit Committee's policy, all audit, audit-related, tax and all other services must be pre-approved by the Audit Committee. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2011 fees described below were pre-approved by the full Audit Committee.

  2011 and 2010 Audit, Audit-Related, Tax and Other Fees

        The table below sets forth the total fees and expenses billed and expected to be billed by Ernst & Young for audit, audit-related, tax and other services during 2011 and 2010.

Audit, Audit-Related, Tax and Other Fees

	2011 Actual Fees	2010 Actual Fees
Audit Fees(1)	$3,416,700	$3,463,380
Audit-Related Fees(2)(3)	793,599	199,340
Tax Fees(2)(4)	8,362	59,536

Total Fees(2)	$4,218,661	$3,722,256

(1)
Includes fees and expenses related to the annual audit and interim reviews and audit of internal controls and GAAP and statutory audits of subsidiaries, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)
Includes fees and expenses for services rendered from January through December of the respective year, notwithstanding when the fees and expenses were billed.

(3)
Includes fees related to employee benefit plans ($42,400), work under Statement on Auditing Standards 70 ("SAS 70") ($342,211), IT-related services of ($69,181) and acquisition-related due diligence ($339,807) in 2011. Includes fees related to employee benefit plans ($42,780), work under SAS 70 ($115,560) and IT-related services of $41,000 in 2010. Total fees include 6% of direct out-of-pocket expenses, which are settled with the company based on actual experience.

(4)
Includes fees related to federal tax compliance and state tax filings.

ADDITIONAL INFORMATION

Shareholder Proposals

        In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2013 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, a shareholder proposal must be received by our Secretary at our principal offices in Avon, Connecticut, on or before December 10, 2012. A shareholder proposal submitted for inclusion in our proxy statement and form of proxy must also comply with the other requirements set forth in Rule 14a-8. Any shareholder proposal to be presented at the 2013 annual meeting of shareholders that is not submitted in accordance with Rule 14a-8 will be untimely unless it is received by our Secretary at least 90 days prior to the anniversary of the 2012 annual meeting of shareholders (February 15, 2013) and may not be presented for a vote unless it is also otherwise in compliance with the requirements set forth in our by-laws.

Solicitation

        All costs and expenses associated with soliciting proxies will be borne by the company. In addition to the use of the mails, proxies may be solicited by the directors, officers and our employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, we have retained MacKenzie Partners, Inc., a proxy-soliciting firm, to assist in the solicitation of proxies and will pay that firm a fee of approximately $7,500 plus reimbursement for out-of-pocket expenses. The company will bear the total amount of those fees and expenses. The company's engagement of MacKenzie Partners, Inc. provides for the solicitation of institutions, money managers and other professional investors and individual investors, and strategic advice on proxy solicitation matters.

OTHER MATTERS

        As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and is to be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

 REQUESTS FOR MORE INFORMATION

        We will provide without charge to each beneficial holder of our common stock on the record date, upon the written or oral request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission. We will also provide to any person without charge, upon request, a copy of our Code of Ethics for Directors, Code of Ethics for Covered Officers and Corporate Compliance Handbook for all employees. Any such requests should be made in writing or by telephone to the Investor Relations Department, Magellan Health Services, Inc., 55 Nod Road, Avon, Connecticut 06001, tel. (877) 645-6464. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (without exhibits), Code of Ethics for Directors, Code of Ethics for Covered Officers, Corporate Compliance Handbook, and other Securities and Exchange Commission filings are also available on our internet site at www.MagellanHealth.com. We intend to disclose future amendments to the provisions of the codes of ethics and handbook and material waivers from such codes of ethics and handbook, if any, made with respect to any of our directors and executive officers on our internet site.

PROXY	MAGELLAN HEALTH SERVICES, INC.	PROXY

PROXY FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

ON MAY 16, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints René Lerer, M.D., Chief Executive Officer, and Daniel N. Gregoire, Secretary, and each of them, attorneys with full power of substitution, to vote as directed below all shares of common stock of Magellan Health Services, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2012 Annual Meeting of Shareholders to be held in the Northington Room of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, CT 06001, on May 16, 2012, at 8:30 a.m., local time, and at any adjournment or postponement thereof.

1.	Election of Directors:

Nominees for Election for Terms Expiring in 2015:

☐ FOR René Lerer, M.D.	☐ WITHHOLD AUTHORITY to vote for René Lerer, M.D.

☐ FOR Mary F. Sammons	☐ WITHHOLD AUTHORITY to vote for Mary F. Sammons

☐ FOR Eran Broshy	☐ WITHHOLD AUTHORITY to vote for Eran Broshy

2.	To approve, by non-binding vote, the compensation of the named executive officers:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.              Ratification of Ernst & Young LLP as Independent Auditor for Fiscal Year 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.                   As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS IN ITEM 1 AND FOR ITEMS 2 AND 3.

VOTE BY PROXY CARD:  Date, sign and return to Proxy Services, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 16, 2012.

The company’s proxy statement and form of proxy for its 2012 Annual Meeting of Shareholders, to be held at 8:30 a.m., local time, on May 16, 2012, in the Northington Room of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, Connecticut 06001, and its 2011 Annual Report to Shareholders, are available on the company’s internet site at www.MagellanHealth.com/ar and www.MagellanHealth.com/proxy.

(Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.)	Dated:	, 2012

Signature of Stockholder(s)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS